UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-1A Amendment No. 3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Global Smoothie Supply, Inc. (Exact name of registrant as specified in its charter)

Texas	5149	20-2784-176
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4428 University Boulevard Dallas, TX 75205 214-769-0836 Fax: 214-276-1620 www.gssww.com
Copies to:
Novi & Wilkin Attorneys at Law 1325 Airmotive Way, Suite 140 Reno, NV 89502 775-232-1950 Fax: 775-201-8331

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [  ]

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, please check the following box.  [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

i

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share ($)		Proposed Maximum Aggregate Offering Price ($)(2)	Amount of Registration Fee($)

Shares of Common
Stock, no par value	20,000,000	$0.25	(2)	$5,000,000	$279.00
Shares of Common
Stock, no par value	1,626,604	$0.25	(3)	$406,651	$28.99

Total Fee Due				$5,406,651	$307.99

1
Of the 21,626,604 shares registered pursuant to this registration statement, 20,000,000 shares are being offered by the Company, and the 1,626,604 shares to be sold by the selling shareholders will be offered at a fixed price of $0.25 until our stock becomes quoted on the OTCBB or listed on a Securities Exchange.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the shares offered by the Company.

3
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the shares offered by the Company.  The Company will derive no financial benefit from the sales of these shares.  The shares will be offered by the selling shareholders at prevailing market prices or privately negotiated prices.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

ii

Prospectus
Global Smoothie Supply, Inc.

20,000,000 Shares of Common Stock Offered by the Company
at $0.25 per share
 $5,000,000 Aggregate Offering Price

Plus
1,626,604 Shares of Common Stock Offered by Selling Shareholders

This is the initial offering of Common Stock of Global Smoothie Supply, Inc. and no public market currently exists for the securities being offered.

Global Smoothie Supply, Inc., a Texas corporation (“GSS” or the “Company”) is offering 20,000,000 shares of its Common Stock at a price of $0.25 per share, on a “self-underwritten” best efforts basis, with no minimum.  The officers and directors of the Company intend to sell the shares on behalf of the Company.  The intended methods of communication include, without limitation, telephone and personal contact.  For more information, see the section entitled “Plan of Distribution” herein.

The proceeds from the sale of the shares offered by the Company, will be payable to the Company.

The offering of shares by the Company will end no later than 180 days from the date of this Prospectus.  If we sell the maximum number of shares prior to 180 days from the date of this Prospectus, the offering will end on or about the date that we sell the maximum number of shares.  If we abandon the offering for any reason prior to 180 days from the date of this Prospectus, we will terminate the offering.

In addition, the 1,626,604 shares to be sold by the selling shareholders will be offered at a fixed price of $0.25 until our stock becomes quoted on the OTCBB or listed on a Securities Exchange. The Company will derive no financial benefit from the sales of these shares.

Officers and directors of the Company and affiliates thereof will not be purchasing any shares offered pursuant to this Prospectus.

Prior to this offering, there has been no public market for the Company’s Common Stock.

Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
20,000,000	$0.25	$0.00	$5,000,000
			Proceeds to the Selling Shareholders
1,626,604	$0.25	$0.00	$406,651

This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment.  See the section titled “Risk Factors” beginning on Page 5 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the notes to the financial statements, the Company has established a limited source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty. As of March 31, 2010, the Company has an accumulated deficit of $974,317.

The Company’s activities to date have been supported by equity financing and initial preliminary sales.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.
The information in this Prospectus is not complete and may be changed.  The shares of Common Stock of the Company may not be sold until the registration statement (of which this Prospectus is a part) filed with the Securities and Exchange Commission is declared effective.  This Prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The Company does not plan to use this offering Prospectus before the effective date.

Subject to Completion, Dated _________, 2010

Global Smoothie Supply, Inc.
4428 University Blvd.
Dallas, TX 75205
214-769-0836
www.gssww.com

SUMMARY OF PROSPECTUS

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this Prospectus regarding Global Smoothie Supply, Inc.  In this Prospectus, unless the context otherwise denotes, references to “we,” “us” or “our” are to the Company.

GENERAL INFORMATION ABOUT OUR COMPANY

The Company’s website is accessible at www.gssww.com and www.fruitissimo.com.

A picture of the Blendtec S3 Smoothie Machine, as well as a description of the Fruitissimo® smoothies that are produced by the S3 Smoothie Machine, appear on the Company’s website, www.gssww.com and www.fruitissimo.com.

The Global Smoothie Supply, Inc. business model contemplates that the Company will generate revenue from three activities:

1)	The sale of smoothie blending equipment
2)	The sale of the puree to make the smoothies
3)	The sale of parts and service for the smoothie blending equipment

Global Smoothie Supply has worked with Blendtec (a division of K-Tec, Inc.) to develop a turnkey smoothie program designed for the convenience store distribution channel as well as other distribution channels.  Our agreement with Blendtec gives GSS the first right to purchase all of Blendtec’s S3 Smoothie Machine production.

The Blendtec S3 Smoothie Machine is a self-serve smoothie machine specially designed for GSS by Blendtec.  The Company couples the S3 Smoothie Machine with other equipment, including an ice machine that mounts to the top of the Blendtec S3 Machine, a backup water heater, a custom cabinet and a puree cart.   The Company’s contractual arrangement with Blendtec contemplates that the Company will purchase the S3 Smoothie Machine from Blendtec, for resale to purchasing accounts.

GSS purchases the balance of the components directly from its supplier network and the Company currently has no formal contractual arrangements with those suppliers.  The Company purchases proprietary formulas of the purees developed specially for use with the S3 Blender, directly from its supplier network, for resale to purchasing customers.

Additionally, GSS provides for a fee the installation and service for the smoothie machine and related equipment as an ongoing benefit to purchasing customers.

GSS began receiving revenues from this self-serve smoothie program with the sale of puree and blending equipment to Blockbuster in the 4th Quarter of 2008.  This sale came as the result of Blockbuster contacting GSS, in order to offer Self-Serve Smoothies through Blockbuster’s new in-store beverage bars in Reno, NV and Plano, TX.

On August 10, 2009, GSS entered into a formal testing agreement with 7-Eleven, Inc.  That agreement has expired; however, the parties have agreed verbally to extend the term of the agreement indefinitely and 7-Eleven is continuing to test the equipment in collaboration with the Company. We expect the testing to be completed by the end of the third quarter of 2010.

Blockbuster has purchased 8 S3 self-serve smoothie machines from the Company in conjunction with their internal marketing assessments. These machines continue to operate in these original 8 stores and Blockbuster continues to develop ongoing strategies, which may or may not include the Company’s self-serve smoothie program.

7-Eleven is evaluating 1 machine at its location at NW Hwy. and Hillcrest in Dallas, TX.  That evaluation is ongoing.

Scotties Rockwall has purchased the machine and is currently a customer for the GSS self-serve smoothie purees.

These three companies continue to be GSS customers, use our equipment and to purchase GSS puree.

Founded by David C. Tiller, Donald M. Roberts and Harry B. Ireland, GSS was formed with one goal: to become the dominant provider of fruit puree smoothie systems for the convenience retail and other appropriate distribution channels.  The Company’s self-serve systems are installed in turnkey fashion, are self-cleaning and require minimal attention and maintenance.

Presently, David Tiller, the Company’s CEO, beneficially owns 38,250,000 shares of the outstanding Common Stock of the Company.  Because of such ownership, investors in this offering will have limited control over matters requiring approval by GSS shareholders, including the election of directors.  Assuming that all 20,000,000 shares of this offering are sold, Mr. Tiller would retain 39.2% ownership in the Company’s Common Stock and the officers and directors of the Company would collectively control 77.8% of the Company’s Common Stock.

Our smoothie machine manufacturer, Blendtec, is a developer of automated dispensing/blending equipment.  The S3 Smoothie Machine, which is the self-serve smoothie machine designed for GSS by Blendtec, has received Electrical Testing Laboratories (ETL) and National Safety Federation (NSF) certification.

The machine is designed to accommodate easy-to-use modular “bag in box” cased product, the puree.  These puree formulations have been developed exclusively for GSS and are manufactured on our behalf.

The flavor line has the capacity for future expansion and modification, with an initial menu that includes multiple fruit-based choices and one coffee-based offering.  GSS plans to promote, install, and maintain the self-serve smoothie machines using a nationwide sales force, brokers, and a network of trained service technicians.

Management believes that an expansion strategy focusing on Convenience Stores and other retail distribution channels would add significant scale to our business model.  These other channels include, but are not limited to,  Fast-Food Restaurants, sports venues, university campuses and high schools, resorts and cruise ships, sports, racquetball, health and country clubs, business and hospital complexes, as well as high-traffic portals such as airports, sea ports, and train and bus stations.

In order for the Company to achieve its annual goals, we believe the following key activities will need to be accomplished and, as this is a “Best Efforts” offering, we have built our “Use of Net Proceeds” based on the following net funding levels:

	At 25% Maximum Offering	At 50% Maximum Offering	At 75% Maximum Offering	At the Maximum Offering
Compensation	518,294	1,151,588	1,671,538	1,784,625
Total G & A Compensation	518,294	1,151,588	1,671,538	1,784,625

Legal / Professional Expense	76,656	213,613	350,569	589,700
Insurance	50,000	50,000	50,000	75,000
Travel & Entertainment Expense	70,000	125,000	200,000	450,000

Rent and Utilities	50,000	50,000	75,000	100,000
Office Expenses	12,500	25,000	37,500	50,000
Training Expense	30,000	60,000	90,000	120,000

Total General & Administration	289,156	523,613	803,069	1,384,700

Sales & Marketing Expense	145,000	290,000	435,000	580,000

Plant and Equipment
Furniture and Fixtures	30,000	60,000	90,000	120,000
Marketing & Training Center	-	-	30,000	40,000
Machines	145,250	290,500	435,750	726,250
Shipping & Installation	5,000	10,000	15,000	25,000
Other	10,000	20,000	68,344	91,125
Plant and Equipment	190,250	380,500	639,094	1,002,375
Data systems	47,000	94,000	141,000	188,000
Capital Expenditures	237,250	474,500	780,094	1,190,375

Total Startup Capital Needs	1,189,700	2,439,700	3,689,700	4,939,700

Without realizing the offering proceeds, the Company will not be able to continue with planned operations and implement its business plan.

The offering scenarios presented are for illustrative purposes only and the actual amount of proceeds, if any, may differ.

Because there is no minimum number of shares that must be sold in the offering, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We intend to use the proceeds to improve our capital position, to fund our business plan, and will retain the remainder of any proceeds for working capital and general corporate purposes. We believe a strengthened capital position will provide us with the flexibility to address market conditions. Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and other factors.

The Company is subject to substantially all the risks inherent in the creation of a new business.  As a result of its small size and capitalization and limited operating history, the Company is particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, and other contingencies or events beyond the control of the Company.  At this time, the Company has no plans or intentions to be acquired or to merge with an operating company nor do we have plans to enter into a change of control or similar transaction or to change the management of the Company.

THE OFFERING

Securities Being Offered:
The Company is offering 20,000,000 Shares of Common Stock, no par value, at a price of $0.25 per share and the Company’s 57 selling shareholders are offering 1,626,604 Shares of no par value Common Stock at a price of $0.25 until our stock becomes quoted on the OTCBB or listed on a Securities Exchange.

Offering Price per Share:	$0.25, for those shares offered by the Company

Offering Period:	The shares are being offered by the Company for a period not to exceed 180 days

Proceeds to the Company:	$5,000,000 Maximum. We will not receive proceeds from the sale of the 1,626,604 Shares of Common Stock offered by our selling shareholders.

Use of Proceeds:	We intend to use the proceeds to continue/expand operations

Number of Shares Outstanding
Before the Offering:	77,626,604

Number of Shares Outstanding
After the Offering:	97,626,604

Our officers, directors, control persons, and/or affiliates do not intend to purchase any shares in this offering.  There is no required minimum number of shares to be purchased.

In all discussions related to shares being offered in this offering and share value, unless otherwise specified, it is assumed that all the shares being offered in this offering are sold.

RISK FACTORS

RISKS ASSOCIATED WITH OUR COMPANY:

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means.  Prospective investors should carefully consider the following risk factors in addition to the other information contained in this Prospectus, before making an investment decision concerning the Common Stock.

The Company is subject to the risks inherent in the creation of a new business.

The Company is subject to substantially all the risks inherent in the creation of a new business.  As a result of its small size and capitalization and limited operating history, the Company is particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, and other contingencies or events beyond the control of the Company.  It may be more difficult for the Company to prepare for and respond to these types of risks and the risks described elsewhere in this Prospectus than for a company with an established business and operating cash flow.  If the Company is not able to manage these risks successfully, the Company’s operations could be negatively impacted.  Due to changing circumstances, the Company may be forced to change dramatically, or even terminate, its planned operations.

Changes in consumer preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our success depends, in part, upon the popularity of our products and our ability to develop new smoothie and coffee beverages that appeal to consumers.  Shifts in consumer preferences away from our products, our inability to develop new products that appeal to consumers, or changes in our product mix that eliminate items popular with some consumers could harm our business.  Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income.  Accordingly, we may experience declines in revenue during economic downturns or during periods of uncertainty, similar to those which followed the terrorist attacks on the United States.  Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Fluctuations in various fruit, juice, puree, coffee, packaging and supply costs, particularly fruit and coffee, could adversely affect our operating results.

The prices of fruit and coffee, which are the main products in our puree offerings, can be highly volatile.  Fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. Supplies and prices of the various products that we use to prepare our puree offerings can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries.  An increase in pricing of any fruit that we use in our products could have a significant adverse effect on our profitability.   Fruit price increased in fiscal year 2005 when orange prices rose nearly 500% for nearly four months after several hurricanes made landfall in Florida.  In addition, higher diesel prices have, in some cases, resulted in the imposition of surcharges on the delivery of commodities to distributors.  Additionally, higher diesel and gasoline prices may affect our supply costs and may affect our sales going forward.  To help mitigate the risks of volatile commodity prices and to allow greater predictability in pricing, we hope to enter into fixed price or to-be-fixed priced purchase commitments for a portion of our fruit and coffee requirements.  We cannot assure you that these activities will be successful or that they will not result in our paying substantially more for our fruit and coffee supply than would have been required absent such activities.  We do not presently have any multi-year pricing agreements (with fixed processing costs), and none with guaranteed volume commitments.

Litigation and publicity concerning product quality, health and other issues, could result in liabilities and also cause customers to avoid our products, which could adversely affect our results of operations, business and financial condition.

Beverage and food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food and beverage quality, illness, injury or other health concerns or operating issues stemming from retail locations.  Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products.  We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, and the related litigation costs, regardless of the result.

Beverage and food safety concerns and instances of food-borne illnesses could harm our customers, result in negative publicity and cause the temporary closure of some customers’ stores and, in some cases, could adversely affect the price and availability of fruits, any of which could harm our brand reputation, result in a decline in sales or an increase in costs.

We cannot guarantee that controls and training will be fully effective in preventing all beverage-borne illnesses. Furthermore, reliance on third-party suppliers and distributors increases the risk that food-borne illness incidents (such as E. coli, Hepatitis A, Salmonella, or Listeria) could occur outside of our control and at multiple locations.

Instances of food-borne illnesses, whether real or perceived, and whether at our customers’ stores or those of our competitors, could harm consumers and otherwise result in negative publicity about the Company or the products we serve, which could adversely affect sales.  If there is an incident involving customers’ C-stores and other approved channels serving contaminated products, consumers may be harmed, our sales may decrease and our brand name may be impaired.  If consumers become ill from food-borne illnesses, we could be forced to temporarily suspend some operations.  If we react to negative publicity by changing our products or other key aspects of the GSS experience, we may lose customers who do not accept those changes, and may not be able to attract enough new customers to produce the revenue needed to make our operations profitable.  In addition, we may have different or additional competitors for our intended consumers as a result of making any such changes and may not be able to compete successfully against those competitors.  Food safety concerns and instances of food-borne illnesses and injuries caused by food contamination have in the past, and could in the future, adversely affect the price and availability of affected ingredients and cause consumers to shift their preferences, particularly if we choose to pass any higher ingredient costs along to consumers.  As a result, our costs may increase and our sales may decline.  A decrease in customer traffic as a result of these health concerns or negative publicity, or as a result of a change in our products or the smoothie experience or a temporary suspension of any of our customer operations, could materially harm our business.

Any failure to maintain adequate general liability, commercial, and product liability insurance could subject us to significant losses of income.

We currently carry general liability, product liability, and commercial insurance, and believe such insurance to be adequate. However, there can be no assurance that such coverage will be adequate to cover any claim that may be filed. A judgment significantly in excess of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations.

The planned increase in the number of our customers’ stores may make our future results unpredictable.

Our future results depend on various factors, including successful selection of new markets, market acceptance of the GSS product and service offerings, consumer recognition of the quality of our products and willingness to pay our prices (which reflect our often higher ingredient costs,) the quality and performance of the GSS blending equipment and general economic conditions.  In addition, as with the experience of other retail food and beverage concepts which have tried to expand nationally, we may find that the GSS product and service offerings have limited or no appeal to customers in new markets or we may experience a decline in the popularity of the GSS product and service offerings.  Newly opened customers’ stores may not succeed, future markets may not be successful, and average store revenue may not meet expectations.

Our revenue growth rate depends primarily on our ability to satisfy C-store, Other Relevant Channels and end-customer demands, identify suppliers of various fruit and services and to coordinate those suppliers, all subject to many unpredictable factors.

We may not be able to identify and maintain the necessary relationships with suppliers of product and services as planned.  We may experience shortages of fruit product and blending equipment, and experience delays in deliveries of such fruit product and blending equipment.  Delays or failures in deliveries of fruit smoothie supplies or blending equipment could materially and adversely affect our growth strategy and expected results.  As we supply more customers’ stores, our rate of expansion relative to the size of such store base will decline.  Our ability to execute our business plan also depends on other factors, including:

1.	negotiating distribution agreements and equipment leases with acceptable terms;
2.	hiring and training qualified installation personnel in local markets;
3.	managing marketing and development costs at affordable levels;
4.	cost and availability of labor;
5.	cost and availability of blending equipment;
6.	the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards;
7.	securing required governmental approvals (including sanitary, equipment safety and other permits) in a timely manner; and
8.	the impact of inclement weather, natural disasters and other calamities, as well as the adverse localized effects of global climate change.

A failure to manage our growth effectively could harm our business and operating results.

Our plans call for a significant increase in the number of self-serve smoothie machines installed into the GSS customer base.  Product supply and equipment installation systems, financial and management controls and information systems may be inadequate to support our expansion.  Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain management and staff. We may not respond quickly enough to the changing demands that our expansion will impose on our management, employees and existing infrastructure.  We also place a lot of importance on our culture, which we believe will be an important contributor to our success.  As we grow, however, we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations.  Our failure to manage our growth effectively could harm our business and operating results.

New customers’ stores’ sales of our products may not be profitable, and the increases in average store revenue and comparable store revenue that we expect may not be achieved.

We expect our new customers’ stores to have an initial ramp-up period during which they generate revenue and profit below the levels at which we or they expect them to normalize.  This is in part due to the time it takes to build a customer base in a new product, as well as higher fixed costs relating to start-up inefficiencies that are typical of introduction of new products.  Our ability to service and supply new customers’ stores profitably and increase average store revenue and comparable store revenue will depend on many factors, some of which are beyond our control, including:

1.	executing our vision effectively;
2.	initial sales performance of new product;
3.	competition, either from our competitors in the smoothie industry, other C-stores and other competitors;
4.	changes in consumer preferences and discretionary spending;
5.	consumer understanding and acceptance of the fruit puree smoothie experience;
6.	road construction and other factors limiting access to C-stores and other approved channels;
7.	general economic conditions, which can affect store traffic, local labor costs and prices we pay for the ingredients, equipment and other supplies we use; and
8.	changes in government regulation.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of investors due to various factors.

Our quarterly operating results may fluctuate significantly because of various factors, including:

1.	the impact of inclement weather, natural disasters and other calamities;
2.	unseasonably cold or wet weather conditions;
3.	the timing of new store openings and related revenue and expenses;
4.	profitability of our customers’ smoothie operation, especially in new markets;
5.	changes in customers’ comparable store sales and consumer visits, including as a result of the introduction of new product items;
6.	variations in general economic conditions, including those relating to changes in diesel and gasoline prices;
7.	negative publicity about the ingredients we use or the occurrence of food-borne illnesses or other problems at our customers’ stores;
8.	changes in consumer preferences and discretionary spending;
9.	increases in infrastructure costs; and
10.	fluctuations in supply prices.

Because of these factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.  Average customers’ store revenue or comparable store revenue in any particular future period may decrease.  In the future, our operating results may fall below the expectations of investors.  In that event, the value of our Common Stock would likely decrease.

Our customers and suppliers could take actions that harm our reputation and reduce our profits.

Customers and suppliers are separate entities and are not our employees or agents.  Further, we do not exercise control over the day-to-day operations of our customers and suppliers.  Any operational shortcomings of our customers and suppliers are likely to be attributed to our system-wide operations and could adversely affect our reputation and have a direct negative impact on our profits.

Our revenue is subject to volatility based on weather and varies by season.

Seasonal factors could also cause our revenue to fluctuate from quarter to quarter.  Our revenue may be lower during the winter months and the holiday season and during periods of inclement weather and higher during the spring, summer and fall months.  Our revenue will likely also vary from quarter to quarter as a result of the number of trading days, that is, the number of days in a quarter when stores are open.

We could face liability from our customers, suppliers or government agencies.

A customer, supplier or government agency may bring legal action against us based on the customer/ supplier relationships.  Various state and federal laws govern our relationship with customers and suppliers.  If we fail to comply with these laws, we could be liable for damages to customers or suppliers, and fines or other penalties.  Expensive litigation with our customers/suppliers or government agencies may adversely affect both our profits and relations with our customer/suppliers.

Litigation could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our customers could file complaints or lawsuits against us alleging that we are responsible for some illness or injury their customers suffered at or after a visit to their stores, or that we have problems with food quality or operations.  We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future.  Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance.  A judgment significantly in excess of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations.  Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results.  The food and beverage services industry has been subject to a growing number of claims based on the nutritional content of food products they sell and disclosure and advertising practices.  We may also be subject to this type of proceeding in the future and, even if not, publicity about these matters (particularly directed at C-stores and other approved channels, the quick-service and fast-casual segments of the industry) may harm our reputation or prospects and adversely affect our results.

We are exposed to increased costs and risks associated with compliance with changing laws, regulations and standards in general, and specifically with increased and new regulation of corporate governance and disclosure standards.

We expect to spend an increased amount of management time and external resources to comply with existing and changing laws, regulations and standards in general, and specifically relating to corporate governance under the Sarbanes-Oxley Act of 2002.  In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management to annually review and evaluate all of our internal control systems, and file attestations of the effectiveness of these systems by our management and by our independent auditors.  This process may require us to hire additional personnel and use outside advisory services and result in additional accounting and legal expenses.  If in the future our chief executive officer, chief financial officer or independent auditors determine that our controls over financial reporting are not effective as defined under Section 404, investor perceptions may be adversely affected and could cause a decline in the value of our stock.  If our independent auditors are unable to provide an unqualified attestation of management’s assessment of our internal control over financial reporting, or disclaim an ability to issue an attestation, it could result in a loss of investor confidence in our financial reports, adversely affect our stock value and our ability to access the capital markets or borrow money.  Failure to comply with other existing and changing laws, regulations and standards could also adversely affect the Company.

RISKS ASSOCIATED WITH THIS OFFERING

PURCHASERS IN THIS OFFERING WILL HAVE LIMITED CONTROL OVER DECISION MAKING BECAUSE DAVID C. TILLER, THE COMPANY’S CEO AND ITS OFFICERS AND DIRECTORS WILL CONTROL NOT LESS THAN 77.8% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK.

Presently, David Tiller, the Company’s CEO, beneficially owns 38,250,000 shares of the outstanding Common Stock of the Company.  Because of such ownership, investors in this offering will have limited control over matters requiring approval by GSS shareholders, including the election of directors.  Assuming that all 20,000,000 shares of the Company’s offering are sold, Mr. Tiller would retain 39.2% ownership in the Company’s Common Stock and the officers and directors of the Company would collectively control 77.8% of the Company’s Common Stock.  Such concentrated control may also make it difficult for GSS stockholders to receive a premium for their shares of GSS in the event the Company enters into transactions which require stockholder approval.  In addition, certain provisions of Texas state law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company.  For example, Texas law provides that a majority of the stockholders is required to remove a director, which may make it more difficult for a third party to gain control of the Company.  This concentration of ownership limits the power to exercise control by the minority shareholders.

INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT IF GSS FAILS TO IMPLEMENT ITS BUSINESS PLAN.

The Company expects to face substantial risks, uncertainties, expenses, and difficulties because it is a development-stage company.  GSS was formed in Texas on February 17, 2005.  The Company has no demonstrable operations record of substance upon which investors can evaluate the Company’s business and prospects.  GSS prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.  The Company cannot guarantee that it will be successful in accomplishing its objectives.

As of the date of this Prospectus, the Company has had only limited operations and has generated minimal revenues.  Considering these facts, the Company’s independent auditors have expressed substantial doubt about the Company’s ability to continue as a going concern, as reflected in the independent auditors’ report to the financial statements included in this Prospectus.  In addition, the Company’s lack of operating capital could negatively affect the value of its Common Stock and could result in the loss of your entire investment.

THE REPORT OF OUR INDEPENDENT AUDITORS INDICATES UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN AND THIS MAY IMPAIR OUR ABILITY TO RAISE CAPITAL TO FUND OUR BUSINESS PLAN.

Our independent auditors have raised substantial doubt about our ability to continue as a going concern.  We cannot assure you that this will not impair our ability to raise capital on attractive terms.  Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern.

COMPETITORS WITH MORE RESOURCES MAY FORCE US OUT OF BUSINESS.

We compete with many well-established companies in the food and beverage services industry on the basis of taste, quality and price of product offered, and customer service.  Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our revenue and profit margins.

GSS MAY NOT BE ABLE TO ATTAIN PROFITABILITY WITHOUT ADDITIONAL FUNDING, WHICH MAY BE UNAVAILABLE.

The Company has limited capital resources.  To date, the Company has funded its operations from limited funding and has not generated sufficient cash from operations to be profitable or to maintain sufficient inventory.  Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems.  Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available.  No known alternative resources of funds are available to the Company in the event it does not have adequate proceeds from this offering.

THE COSTS TO MEET OUR REPORTING AND OTHER REQUIREMENTS AS A PUBLIC COMPANY, ARISING OUT OF COMPLIANCE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE SARBANES-OXLEY ACT OF 2002, AND OTHER REGULATIONS WILL BE SUBSTANTIAL AND MAY RESULT IN US HAVING INSUFFICIENT FUNDS TO EXPAND OUR BUSINESS OR EVEN TO MEET ROUTINE BUSINESS OBLIGATIONS.

If we become a public entity, subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and other regulations, we will incur substantial and ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. These costs may result in us having insufficient funds to expand our business or even to meet routine business obligations.

WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND STOCKHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY-HELD COMPANY.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officer’s liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date, which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations, and liabilities as well as increased exposure to such risks.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

WE MAY NOT ACHIEVE RESULTS SIMILAR TO THE FINANCIAL PROJECTIONS IN THIS REGISTRATION.

Any projections and related assumptions discussed in this registration were based on information about circumstances and conditions existing as of the date of this Prospectus.  The projections and estimated financial results are based on estimates and assumptions that are inherently uncertain and, though considered reasonable by us, are subject to significant business, economic, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control.  Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly lower than projected.  We do not intend to update the projections.  The inherent uncertainties in results increase materially for years closer to the end of the projected period.  Neither we nor any other person or entity assumes any responsibility for the accuracy or validity of the projections.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OF OUR PREFERRED STOCK WHICH WOULD RESULT IN SIGNIFICANT DILUTION TO THE STOCKHOLDER’S EQUITY IN THE COMPANY.

The Company’s Board of Directors is currently authorized to issue all remaining of the Company’s authorized but unissued Common Stock, no-par value and Preferred Stock, no par value.  Shareholders took the following action at a special meeting of the shareholders held on June 17, 2010:

The Company’s Articles of Incorporation (“Certificate of  Formation”) were amended to create and authorize issuance of 50,000,000 shares of a class of preferred stock, no par value and to grant to the Board of Directors of the Company authority, from time to time, to:

(1) establish by resolution one or more series of unissued shares of the class of preferred stock by specifying the designations, preferences, limitations, and relative rights, including voting rights, of the series to be established, and

(2) issue shares of the series of preferred stock so established.

The Company may from time to time enter into agreements utilizing these classes of common and preferred stock for additional types of financing, including recapitalizations and public offerings of capital stock of the Company, and also may pursue acquisitions, which could result in significant dilution to the stockholder’s equity in the Company.

Preferred stock that gives the board of directors broad powers to establish voting, dividend and other rights without shareholder review, also known as blank-check preferred stock (often called "blank-check shares"), can be used as an anti-takeover device, i.e., to thwart hostile takeovers and blank check preferred stock is also perfectly suited for use as an entrenchment device. The Company could find a "white knight," sell the knight a large block of shares, and defeat the takeover attempt.  Blank check preferred stock could be used in ways that dilute the value of outstanding Common Stock of the Company.  Blank-check shares could carry voting rights superior to those of the Common Stock of the Company and could carry a fixed dividend and be better secured by Company assets than is its Common Stock.

Blank check preferred stock can also be used for sound corporate purposes including, but not limited to, raising capital, stock acquisition, employee compensation, or stock splits or dividends.

YOU MAY NOT BE ABLE TO SELL YOUR SHARES IN GSS BECAUSE THERE IS NO PUBLIC MARKET FOR THE COMPANY’S COMMON STOCK.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  A broker-dealer potentially serving as market maker for the Company’s Common Stock must file an application with FINRA in order to be able to quote the shares of our Common Stock on the Over the Counter Bulletin Board (“OTCBB”). The Company is seeking out a market maker to have our Common Stock quoted on the OTCBB.  The OTCBB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members.  There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we accurately predict the time period that the application will require.  If for any reason our Common Stock is not quoted on the OTCBB or a public trading market does not otherwise develop, purchasers of the shares of the Company’s Common Stock may have difficulty selling their Common Stock should they desire to do so.  No market makers have committed to becoming market makers for our Common Stock at this time and none may do so.

If the Company’s Common Stock becomes tradable, the trading price of our Common Stock could be subject to wide fluctuations in response to various events or factors, many of which will be beyond the Company’s control.  In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of the Company’s Common Stock.

INVESTORS IN THIS OFFERING WILL BEAR A SUBSTANTIAL RISK OF LOSS DUE TO IMMEDIATE AND SUBSTANTIAL DILUTION

The principal shareholder of GSS, David C. Tiller, who also serves as its CEO, owns 38,250,000 restricted shares of the Company’s Common Stock.  Upon the sale of the Common Stock offered hereby, the investors in this offering will experience an immediate and substantial “dilution.”  Therefore, the investors in this offering will bear a substantial portion of the risk of loss.  Additional sales of the Company’s Common Stock in the future could result in further dilution.  Please refer to the section entitled “DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES” herein.

ALL OF GSS’ CURRENTLY ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ARE RESTRICTED SHARES UNDER RULE 144 OF THE SECURITIES ACT.  WHEN THESE SHARES BECOME ELIGIBLE FOR SALE AND ARE SOLD IN THE OPEN MARKET, THE PRICE OF GSS COMMON STOCK COULD BE ADVERSELY AFFECTED.

All of the presently outstanding shares of Common Stock, aggregating 77,626,604 shares of Common Stock, are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  Rule 144 is an exemption that generally provides that a person who has satisfied a holding period for such restricted securities may sell, within any three month period (provided the company is current in its reporting obligations under the Exchange Act), subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding Common Stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale.  The Company currently has one shareholder who owns 38,250,000 restricted shares and three others who own 37,750,000 restricted shares of the outstanding Common Stock.  When these shares become unrestricted and available for sale, the sale of these shares by these individuals, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Company’s Common Stock in any market that might develop.

GSS IS SELLING THE SHARES OFFERED IN THIS PROSPECTUS WITHOUT AN UNDERWRITER AND MAY NOT BE ABLE TO SELL ANY OF THE SHARES OFFERED HEREIN.

The Company’s officers and directors are offering the Common Stock on a best-efforts basis on the Company’s behalf.  There is no broker-dealer retained as an underwriter and no broker-dealer is under any obligation to purchase any Common Stock.  There are no firm commitments to purchase any of the shares in this offering.  Consequently, there is no guarantee that the Company is capable of selling all, or any, of the Common Stock offered hereby.

IF IN THE FUTURE WE ARE TRADING ON THE OTCBB AND WE FAIL TO REMAIN CURRENT ON OUR PUBLIC COMPANY REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTCBB, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTCBB must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCBB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCBB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.   If for any reason our Common Stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their Common Stock should they desire to do so.  No market makers have committed to becoming market makers for our Common Stock and none may do so.

DIVIDEND RISK

At present, we are not in a financial position to pay dividends on our Common Stock and future dividends will depend on our profitability.  Investors are advised that until such time the return on our Common Stock is restricted to an appreciation in the share price.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SECURITIES AND EXCHANGE COMMISSION, AND THE TRADING MARKET IN OUR COMMON STOCK IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE INVESTMENT VALUE OF OUR STOCK.

Our shares of Common Stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination.  Additionally, the broker or dealer must receive a signed, written agreement from the investor prior to the transaction.

•
Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

•
Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

To date, we have had no trading volume in our Common Stock.  As long as this condition continues, the sale of a significant number of shares of Common Stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of Common Stock, under Securities and Exchange Commission Rule 144 or otherwise, could adversely affect the prevailing market price of our Common Stock and could impair our ability to raise capital at that time through the sale of our securities.

SOURCES OF AND AVAILABILITY OF PRODUCTS

We are primarily dependent upon sole suppliers for our fruit and coffee puree and sole suppliers for the GSS blending equipment.

Sole supplier arrangements subject us to enhanced business risk.  If any sole supplier has operational problems or ceases providing product, equipment or distribution of products available to us, or if such blender equipment substantially malfunctions, our operations could be adversely affected.

We may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As we expand our operations, we may have to seek new and/or additional suppliers and service providers or enter into new arrangements with existing ones, and we may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those we initially enjoy, which could harm our business and operating results.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

Although our initial target markets are the convenience stores in the US, in addition to other relevant channels, early on we may be dependent on one or only a few customers.  To consolidate and contain costs, our initial strategy is to concentrate on just a few of the nation’s largest convenience store chains.

PATENTS AND TRADEMARKS

The Company currently has no registered patents. The Company has been issued a registered trademark for Fruitissimo®, which is the name attributed to the fruit smoothies produced by the S3 Smoothie Machine, and the Company has a trademark application pending for Fruitissimo®, The Real Fruit Smoothie™.  A picture of the Blendtec S3 Smoothie Machine, as well as a description of the Fruitissimo® smoothies that are produced by the S3 Smoothie Machine, appear on the Company’s website, www.gssww.com and www.fruitissimo.com.

GOVERNMENT AND INDUSTRY REGULATION

We are subject to various federal, state and local regulations.  Our products and equipment are subject to state and local regulation by health, sanitation, food and workplace safety and other agencies.  We may experience material difficulties or failures in obtaining the necessary licenses or approvals for new products and equipment, which could delay planned execution of our business plan.  Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the U.S. Americans with Disabilities Act, family leave mandates and a variety of similar laws enacted by the states that govern these and other employment law matters.  In addition, federal proposals to introduce a system of mandated health insurance and flexible work time and other similar initiatives could, if implemented, adversely affect our operations.  In recent years, there has been an increased legislative, regulatory and consumer focus on nutrition and advertising practices in the food industry.  Establishments operating in C-stores and other approved channels, the quick-service, and fast-casual segments have been a particular focus.  As a result, we may in the future become subject to initiatives in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our products, which could increase our expenses.

RESEARCH AND DEVELOPMENT ACTIVITIES

Our Research & Development has been conducted with participation by the Company, Management at 7-Eleven, Inc., K-Tec, Inc. (Blendtec,) and others to assure our product offerings align most closely with the requirements of 7-Eleven and the needs of our initial target convenience store market.  However, this does not guarantee this chain will purchase the Company’s programs or products or participate in the future.  GSS entered into a testing agreement with 7-Eleven dated August 10, 2009, which is now expired. However, the parties have agreed verbally to extend the terms of the agreement indefinitely. We expect the testing to be completed by the end of the third quarter of 2010.

ENVIRONMENTAL LAWS

Company operations currently have no material effect on the environment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements about the Company’s business, financial condition, and prospects that reflect GSS management’s assumptions and beliefs based on information currently available.  The Company can give no assurance that the expectations indicated by such forward-looking statements will be realized.  If any of the Company assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within the Company’s control and that may have a direct bearing on operating results include, but are not limited to, the Company’s ability to establish a customer base, managements’ ability to raise capital in the future, the retention of key employees and changes in the regulation of the industry in which the Company functions.

There may be other risks and circumstances that management may be unable to predict to sustain operations.  When used in this Prospectus, words such as “believes,” “expects,” “intends,” “plans,” “anticipates,” “estimates” and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

USE OF NET PROCEEDS

In the first 12 months, the projected use of funds has been forecasted and prioritized as follows:

	At 25% Maximum Offering	At 50% Maximum Offering	At 75% Maximum Offering	At the Maximum Offering
Compensation	518,294	1,151,588	1,671,538	1,784,625
Total G & A Compensation	518,294	1,151,588	1,671,538	1,784,625

Legal / Professional Expense	76,656	213,613	350,569	589,700
Insurance	50,000	50,000	50,000	75,000
Travel & Entertainment Expense	70,000	125,000	200,000	450,000

Rent and Utilities	50,000	50,000	75,000	100,000
Office Expenses	12,500	25,000	37,500	50,000
Training Expense	30,000	60,000	90,000	120,000

Total General & Administration	289,156	523,613	803,069	1,384,700

Sales & Marketing Expense	145,000	290,000	435,000	580,000

Plant and Equipment
Furniture and Fixtures	30,000	60,000	90,000	120,000
Marketing & Training Center	-	-	30,000	40,000
Machines	145,250	290,500	435,750	726,250
Shipping & Installation	5,000	10,000	15,000	25,000
Other	10,000	20,000	68,344	91,125
Plant and Equipment	190,250	380,500	639,094	1,002,375
Data systems	47,000	94,000	141,000	188,000
Capital Expenditures	237,250	474,500	780,094	1,190,375

Total Startup Capital Needs	1,189,700	2,439,700	3,689,700	4,939,700

Without realizing the offering proceeds, the Company will not be able to continue with planned operations and implement its business plan.

The offering scenarios presented are for illustrative purposes only and the actual amount of proceeds, if any, may differ.

Because there is no minimum number of shares that must be sold in the offering, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We intend to use the proceeds to improve our capital position, to fund our business plan, and to retain the remainder of any proceeds for working capital and general corporate purposes. We believe a strengthened capital position will provide us with the flexibility to address market conditions. Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and other factors.

Please refer to the section entitled “Management’s Discussion and Analysis” (MD&A) for further information.

DETERMINATION OF OFFERING PRICE

The offering price of the Common Stock has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

“Dilution” represents the difference between the offering price of the shares of Common Stock and the net book value per share of Common Stock immediately after completion of the offering.  “Net Tangible Book Value” is the amount that results from subtracting total liabilities and intangible assets from total assets.  In this offering, the level of dilution is increased as a result of the relatively low book value of the Company’s issued and outstanding stock.  Please refer to the section entitled “Certain Transactions,” herein, for more information.  The Company’s net book value on March 31, 2010, was $86,668 or $.001 per share.  Assuming all the shares offered are sold and, in effect, the Company receives the maximum estimated proceeds ($5,000,000) of this offering, the Company’s net book value will be approximately $.052 per share.  Therefore, any investor will incur an immediate and substantial dilution of approximately $.198 per share while the Company’s present stockholders will receive an increase of $.051 per share in the net tangible book value of the shares that they hold.  This will result in 79% dilution for purchasers of stock in this offering.

The following table summarizes the per share dilution as of March 31, 2010:

Public offering price per share	$0.25
Net tangible book value per share before this offering	$0.001
Increase per share attributable to new investors	$0.051
Adjusted net tangible book value per share after this offering	$0.052
Dilution per share to new investors	$0.198
Percentage dilution	79%

The following tables set forth for the maximum number of shares offered hereby as of March 31, 2010, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock offered by the Company and total consideration to be paid by new investors in this offering at an offering price of $0.25 per share.

	Shares Purchased		Total Consideration	Per
	Number	Percent	Amount	Share
Current shareholders	77,626,604	79%	$86,668	$.001
New investors	20,000,000	21%	$5,000,000	$0.25
Total	97,626,604	100%	$5,086,668	$

The Company’s net book value on March 31, 2010, was $86,668 or $.001 per share.  Assuming only 5,000,000 shares offered are sold and, in effect, the Company receives the estimated proceeds ($1,250,000) of this offering, the Company’s net book value will be approximately $.016 per share.  Therefore, any investor will incur an immediate and substantial dilution of approximately $.2354 per share while the Company’s present stockholders will receive an increase of $.013 per share in the net tangible book value of the shares that they hold.  This will result in 94% dilution for purchasers of stock in this offering.

The following table summarizes the per share dilution as of March 31, 2010:

Public offering price per share	$0.25
Net tangible book value per share before this offering	$0.001
Increase per share attributable to new investors	$0.015
Adjusted net tangible book value per share after this offering	$0.016
Dilution per share to new investors	$0.234
Percentage dilution	94%

The following dilution table is if only 25% of the Offering is sold as of March 31, 2010.

	Shares Purchased		Total Consideration	Per
	Number	Percent	Amount	Share
Current shareholders	77,626,604	94%	$86,668	0.001
New investors	5,000,000	6%	$1,250,000	0.250
Total	82,626,604	100%	$1,336,668

SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of March 31,2010, by the selling shareholders prior to the offering contemplated by this Prospectus, the number of shares each selling security holder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.  Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of, or to direct the disposition of, the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  Except as noted below, each person has sole voting and investment power.

None of the selling shareholders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling shareholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the selling shareholders at a purchase price of $0.15 per share in a private placement, pursuant to the exemption from the registration under the Securities Act provided by section 4(2) of the Securities Act and Regulation D.  None of the selling shareholders are affiliates or controlled by our affiliates and none of the selling shareholders are now or were at any time in the past an officer or Director of the Company or of any of our predecessors or affiliates.  None of the selling shareholders has had any material relationship with the Company within the past three years.

The percentages below are calculated based on 97,626,604 shares of our Common Stock issued and outstanding.  We do not have any outstanding options, warrants or other securities presently exercisable for or convertible into shares of our Common Stock.

	Name of Selling Stockholder, Position, Office or Material Relationship with Company	Common Stock Owned by the Selling Stockholder2	Total Shares to be Registered Pursuant to this Offering and Percent of Common Stock Before Offering		Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding1
1	Susan M. Aldridge (Family #27)	10,000	10,000	*	0	*
2	John Bateman (Friend #108)	10,000	10,000	*	0	*
3	John L. Belsito (Friend #51)	33,334	33,334	*	0	*
4	Nancy C. Blackmore (Friend #55)	20,000	20,000	*	0	*
5	George Thomas Bohannon (Friend #75)	20,000	20,000	*	0	*
6	Yvonne Britt (Friend #2)	10,000	10,000	*	0	*
6	Tee Chan (Friend #NA)	20,000	20,000	*	0	*
7	Tee Chan (Friend #17)	20,000	20,000	*	0	*
7	Tee Chan (Friend #NA)	20,000	20,000	*	0	*
7	Tee Chan (Friend #NA)	20,000	20,000	*	0	*
7	Tee Chan (Friend #NA)	40,000	40,000	*	0	*
8	Kay Cole (Friend #48)	20,000	20,000	*	0	*

	Name of Selling Stockholder, Position, Office or Material Relationship with Company	Common Stock Owned by the Selling Stockholder2	Total Shares to be Registered Pursuant to this Offering and Percent of Common Stock Before Offering		Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding1
9	Cone Family Trust (Friend #28)	10,000	10,000	*	0	*
9	Cone Family Trust (Friend #NA)	10,000	10,000	*	0	*
10	Duncan and John Crabtree-Ireland as JTWROS (Family #52)	10,000	10,000	*	0	*
11	Friley S. Davidson (Friend #68)	30,000	30,000	*	0	*
11	Friley Davidson (Friend #NA)	30,000	30,000	*	0	*
12	Yvonne D. Doty (Friend #37)	10,000	10,000	*	0	*
13	John William Gardner (Friend #31)	10,000	10,000	*	0	*
14	Gregory George (Friend #45)	35,000	35,000	*	0	*
15	Timothy J. and Amy M. Graver (Family #97)	10,000	10,000	*	0	*
16	Jeanie Green (Friend #83)	10,000	10,000	*	0	*
16	Jeanie Green (Friend #NA)	56,667	56,667	*	0	*
17	Harriet Halsell (Friend #67)	10,000	10,000	*	0	*
18	Edward F. Halsell, Jr. (Friend #18)	20,000	20,000	*	0	*
19	Thane Hayhurst (Friend #44)	42,001	42,001	*	0	*
20	Shirley James (Friend #61)	10,000	10,000	*	0	*
21	Paul M. Kester (Friend #64)	33,334	33,334	*	0	*
21	Paul M. Kester (Friend #NA)	6,667	6,667	*	0	*
22	Michael J. Kilhoffer (Friend #121)	70,000	70,000	*	0	*
22	Gregory N. Kilhoffer (Friend #NA)	30,000	30,000	*	0	*
23	Gregory Kilhoffer (Friend #19)	16,000	16,000	*	0	*
23	Gregory Kilhoffer (Friend #NA)	14,000	14,000	*	0	*
23	Gregory Kilhoffer (Friend #NA)	20,000	20,000	*	0	*
23	Patrick King (Friend #NA)	10,000	10,000	*	0	*
24	Patrick King (Friend #20)	10,000	10,000	*	0	*
24	Patrick King (Friend #NA)	10,000	10,000	*	0	*
24	Patrick King (Friend #NA)	10,000	10,000	*	0	*
25	Judith N. Kline (Family #58)	10,000	10,000	*	0	*
26	Rodger D. Kobes (Friend #5)	10,000	10,000	*	0	*
27	Michael Kutner (Friend #113)	10,000	10,000	*	0	*
27	Michael Kutner (Friend #NA)	10,000	10,000	*	0	*
28	Lynette Felder Tiller Protection Trust (Family #81)	34,000	34,000	*	0	*
29	Tom Malin (Friend #71)	10,000	10,000	*	0	*
30	Robert Manza (Friend #14)	35,000	35,000	*	0	*
31	David F. Martineau (Friend #21)	20,000	20,000	*	0	*
32	Audrey W. May (Friend #6)	10,000	10,000	*	0	*
33	Lynn and Allan McBee (Friend #41)	10,000	10,000	*	0	*
34	Thomas E. McCullough (Friend #7)	30,000	30,000	*	0	*
35	Bethany Moffett (Family #34)	10,000	10,000	*	0	*
35	Edward P. Oakley (Friend #NA)	20,000	20,000	*	0	*
36	Edward P. Oakley (Friend #22)	20,000	20,000	*	0	*
36	Edward P. Oakley (Friend #NA)	20,000	20,000	*	0	*
36	Edward P. Oakley (Friend #NA)	20,000	20,000	*	0	*
36	Edward P. Oakley (Friend #NA)	40,000	40,000	*	0	*
37	M. Anne O'Connell (Friend #72)	10,000	10,000	*	0	*

	Name of Selling Stockholder, Position, Office or Material Relationship with Company	Common Stock Owned by the Selling Stockholder2	Total Shares to be Registered Pursuant to this Offering and Percent of Common Stock Before Offering		Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding1
38	Joetta Phillips (Family #77)	10,000	10,000	*	0	*
39	Marshall Prichard (Friend #109)	10,000	10,000	*	0	*
40	Julia M. Prichard (Friend #110)	10,000	10,000	*	0	*
41	Demetrius B. Roberts (Family #8)	13,933	13,933	*	0	*
42	Natalie D. Roberts (Family #9)	10,000	10,000	*	0	*
43	Emily Roberts-Bernau (Family #36)	10,000	10,000	*	0	*
44	Ron Adams and Tim Ronan (Friend #40)	50,000	50,000	*	0	*
45	Patricia Salvaggio (Friend #120)	10,000	10,000	*	0	*
45	Patricia Salvaggio (Friend #NA)	10,000	10,000	*	0	*
46	Charles F. Salvaggio (Friend #23)	10,000	10,000	*	0	*
46	Charles F. Salvaggio (Friend #NA)	10,000	10,000	*	0	*
46	Charles F. Salvaggio (Friend #NA)	10,000	10,000	*	0	*
46	Charles F. Salvaggio (Friend #NA)	20,000	20,000	*	0	*
47	Stephen L. Shepherd (Friend #56)	10,000	10,000	*	0	*
48	Jo Ann Sloan (Friend #94)	10,000	10,000	*	0	*
49	Suzanne Slonim (Friend #10)	20,000	20,000	*	0	*
50	Donald Soloman (Friend #119)	10,000	10,000	*	0	*
51	Jyri Strandman (Friend #86)	200,000	200,000	*	0	*
52	Jan Strimple (Friend #76)	10,000	10,000	*	0	*
53	MeLissa Tambourine-Natale (Family #35)	10,000	10,000	*	0	*
54	W. J. & Martha J. Tiller (Family #11)	20,000	20,000	*	0	*
55	Bryan Walker (Friend #78)	13,334	13,334	*	0	*
56	Clyde James White (Friend #82)	20,000	20,000	*	0	*
57	Robert B. Yudkin (Friend #57)	13,334	13,334	*	0	*

	TOTAL Selling Shareholders' Shares:	1,626,604	1,626,604		0

  *     Less than 1%

1)	Assumes all of the shares of Common Stock offered are sold, and 97,626,604 shares of Common Stock are issued and outstanding.

2)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

We may require the selling shareholders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus, or the related registration statement, untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.  We will file a post-effective amendment to this registration statement to reflect any material changes to this Prospectus.

PLAN OF DISTRIBUTION

The Company intends to have the Common Stock quoted on the Over the Counter Bulletin Board upon completion of the offering.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  A broker-dealer potentially serving as market maker for the Company’s Common Stock must file an application with FINRA in order to be able to quote the shares of our Common Stock on the Over the Counter Bulletin Board (“OTCBB”). The Company is seeking out a market maker to have our Common Stock quoted on the OTCBB.  The OTCBB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members.  There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we accurately predict the time period that the application will require.  If for any reason our Common Stock is not quoted on the OTCBB or a public trading market does not otherwise develop, purchasers of the shares of the Company’s Common Stock may have difficulty selling their Common Stock should they desire to do so.  No market makers have committed to becoming market makers for our Common Stock at this time and none may do so.  See “Risk Factors -- YOU MAY NOT BE ABLE TO SELL YOUR SHARES IN GSS BECAUSE THERE IS NO PUBLIC MARKET FOR THE COMPANY’S COMMON STOCK” and  “Risk Factors -- IF IN THE FUTURE WE ARE TRADING ON THE OTCBB AND WE FAIL TO REMAIN CURRENT ON OUR PUBLIC COMPANY REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTCBB, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.”

Companies trading on the OTCBB must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCBB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCBB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

SHARES OFFERED BY THE COMPANY IN THIS OFFERING WILL BE SOLD BY OUR OFFICERS AND DIRECTORS

This is a self-underwritten offering with no minimum sale requirement.  Our officers and directors will sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that are sold by them.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Mr. Tiller and our other officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer.  Those conditions are as follows:

a.           Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b.           Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.           Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.           Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or have been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i)  and (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

We are bearing all costs relating to the registration of the shares of Common Stock offered by the Company.

TERMS OF THE COMPANY’S OFFERING

The shares will be sold at the fixed price of $0.25 per share until the completion of this offering.  There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable.

This offering will commence on the date of this Prospectus and continue for a period not to exceed 180 days.

SALES BY SELLING SHAREHOLDERS

The 1,626,604 shares to be sold by the selling  shareholders will be offered at a fixed price of $0.25 until our stock becomes quoted on the OTCBB or listed on a Securities Exchange.
The selling shareholders may sell some or all of their Common Stock in one or more transactions, including block transactions once shares of GSS Common Stock are quoted on the OTCBB:

•	on such public markets as the Common Stock may be trading;
•	in privately negotiated transactions; or
•	in any combination of these methods of distribution.

The sales price to the public may be:

•	$0.25 as in this offering
•	the market price prevailing at the time of sale;
•	a price related to such prevailing market price; or
•	such other price as the selling shareholders determine.

The selling shareholders will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Common Stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the Common Stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be considered an underwriter, they must comply with applicable laws and may, among other things:

•	not engage in any stabilization activities in connection with our Common Stock;
•	furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale, or distribution of the shares.  Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our Common Stock may be deemed underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices.  We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

DEPOSIT OF OFFERING PROCEEDS FROM THE COMPANY’S OFFERING

This is a “best effort,” offering and, as such, we will be able to spend any of the proceeds.  The funds will be transferred to our business account for use in the implementation of our business plans

PROCEDURES AND REQUIREMENTS FOR SUBSCRIPTION

If you decide to subscribe for any shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us.  Subscriptions, once received by the Company, are irrevocable.  All checks for subscriptions should be made payable to the Company.  There is no minimum purchase requirement.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share and 50,000,000 shares of Preferred Stock, no par value.  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Presently, upon liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all of the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

The Company’s Board of Directors is currently authorized to issue all remaining of the Company’s authorized but unissued Common Stock, no-par value and Preferred Stock, no par value.    Shareholders took the following action at a special meeting of the shareholders held on June 17, 2010:

The Company’s Articles of Incorporation (“Certificate of  Formation”) were amended to create and authorize issuance of 50,000,000 shares of a class of preferred stock, no par value and to grant to the Board of Directors of the Company authority, from time to time, to:

(1) establish by resolution one or more series of unissued shares of the class of preferred stock by specifying the designations, preferences, limitations, and relative rights, including voting rights, of the series to be established, and
(2) issue shares of the series of preferred stock so established.

The Company may from time to time enter into agreements utilizing these classes of common and preferred stock for additional types of financing, including recapitalizations and public offerings of capital stock of the Company, and also may pursue acquisitions, which could result in significant dilution to the stockholder’s equity in the Company.

Preferred stock that gives the board of directors broad powers to establish voting, dividend and other rights without shareholder review, also known as blank-check preferred stock (often called "blank-check shares"), can be used as an anti-takeover device, i.e., to thwart hostile takeovers and blank check preferred stock is also perfectly suited for use as an entrenchment device. The Company could find a "white knight," sell the knight a large block of shares, and defeat the takeover attempt.  Blank check preferred stock could be used in ways that dilute the value of outstanding Common Stock of the Company.  Blank-check shares could carry voting rights superior to those of the Common Stock of the Company and could carry a fixed dividend and be better secured by Company assets than is its Common Stock.

Blank check preferred stock can also be used for sound corporate purposes including, but not limited to, raising capital, stock acquisition, employee compensation, or stock splits or dividends.

NON-CUMULATIVE VOTING

Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.  After this offering is completed, the present stockholders will own approximately 80% of our outstanding shares and the purchasers in this offering will own the remaining approximate 20%.

In all discussions related to shares being offered in this offering and share value, unless otherwise specified, it is assumed that all the shares being offered in this offering are sold.

DIVIDEND POLICY

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.  The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business.  Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our audited financial statements for the periods ended December 31, 2008(audit), December 31, 2009 (audit), and March 31, 2010 (reviewed), included in this Prospectus have been audited/reviewed by the firm of Seale & Beers, CPAs,  LLC. We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

The Law Offices of Novi & Wilkin has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

DESCRIPTION OF OUR BUSINESS

GENERAL INFORMATION ABOUT OUR COMPANY

The Company’s website is accessible at www.gssww.com and www.fruitissimo.com.

A picture of the Blendtec S3 Smoothie Machine, as well as a description of the Fruitissimo® smoothies that are produced by the S3 Smoothie Machine, appear on the Company’s website, www.gssww.com and www.fruitissimo.com.

The Global Smoothie Supply, Inc. business model contemplates that the Company will generate revenue from three activities:

1)	The sale of smoothie blending equipment
2)	The sale of the puree to make the smoothies
3)	The sale of parts and service for the smoothie blending equipment

Global Smoothie Supply has worked with Blendtec to develop a turnkey smoothie program designed for the convenience store channel as well as other channels.  Our agreement with Blendtec, among other things, gives GSS the first right to purchase all of Blendtec’s S3 Smoothie Blender production., unless the Company declines to purchase such production.

The Blendtec S3 Smoothie Machine is a self-serve smoothie machine specially designed for GSS by Blendtec.  The Company couples the S3 Smoothie Machine with other equipment, including an ice machine that mounts to the top of the  Blendtec S3 Machine, a backup water heater, a custom cabinet and a puree cart.   The Company’s contractual arrangement with Blendtec contemplates that the Company will purchase the S3 Smoothie Machine from Blendtec, for resale to purchasing accounts.

GSS purchases the balance of the components directly from its supplier network and the Company currently has no formal contractual arrangements with those suppliers.  The Company purchases proprietary formulas of the purees developed specially for use with the S3 Blender, directly from its supplier network, for resale to purchasing customers.

Additionally, GSS provides for a fee the installation and service for the smoothie machine and related equipment as an ongoing benefit to purchasing customers.

Our practice is to purchase inventory as close to customers’ time of need as possible.  This practice has allowed GSS to carry minimal inventory.

The Global Smoothie Supply initial route-to-market focus will be against chain convenience stores.  GSS will use a direct sales force as well as national convenience store brokers to secure business with chain convenience stores.

1)
GSS and its brokers will develop a target list of convenience stores to pursue.   We will work jointly to secure appointments and market the blending equipment, bag-in-box puree, and attendant services to these target accounts.

2)	GSS will attend and present the S3 blender and our turnkey smoothie program at various industry trade shows to introduce our turnkey smoothie program to these various trades.
3)
Following the sale of equipment and puree, GSS intends to offer various marketing programs to develop our turnkey smoothie program with GSS customers.  These programs will include, among other things, sampling programs, price promotions, and advertising and public relations programs.

Upon completion of our public offering, our specific goal is to profitably sell and market our turnkey self -serve smoothie program.  We intend to accomplish the foregoing through the following milestones over the next 12 month period:

Complete our public offering.  We believe this could take up to 180 days from the date of this Prospectus.  These costs are estimated at $60,300.

After completing the offering, we will begin to hire a staff focused against sales, marketing and operations.  We believe it will take approximately 12 months to complete hiring all staff; however, acquiring and retaining talent will be an ongoing effort of the Company.  The estimated cost for the first 12 months is $1,784,625

The Company, immediately after funding, will attempt to rent appropriate office space and build the proper administrative systems to manage the business effectively.  We expect this process to take approximately 12 months.  Estimated costs are $784,125.

As funds from the offering become available, the Company will begin acquiring equipment inventory for the purposes of reselling this equipment to purchasing accounts.  Additionally the Company will begin a training program for employees to ensure all employees are knowledgeable about our product, equipment, competition and our potential customers.  These programs will be ongoing; however, our estimated costs for the first 12 months of operations are $751,250.

Since sales and marketing behind our turnkey self-serve smoothie program is critical, we will activate sales and marketing programs immediately after funding.  These programs will include, among other things, local media, point-of-sale programs, introductory price promotions, attendance at trade shows, website development, and on-line marketing programs.  Because of their importance, the sales and marketing programs will be ongoing.  Estimated cost for the first 12 months is $1,030,000.

Because of the complexity of being a publicly traded Company, we have budgeted a significant amount of money to perform the activities necessary to remain compliant with all applicable laws and regulations.  This includes the hiring of outside professionals and expert consultants to advise us in our activities.  These will be ongoing costs.  Estimated costs for the first 12 months are $589,700.

These activities and milestones are reflective of the Company raising 100% of our offering.  In the event we are unsuccessful in raising 100% of our offering, we will scale back our operation as outlined in the various use of proceeds examples.  For detail by category, please refer to the “Use of Net Proceeds” table at the Maximum Offering under the section Use of Net Proceeds and shown below.

	At 25% Maximum Offering	At 50% Maximum Offering	At 75% Maximum Offering	At the Maximum Offering
Compensation	518,294	1,151,588	1,671,538	1,784,625
Total G & A Compensation	518,294	1,151,588	1,671,538	1,784,625

Legal / Professional Expense	76,656	213,613	350,569	589,700
Insurance	50,000	50,000	50,000	75,000
Travel & Entertainment Expense	70,000	125,000	200,000	450,000

Rent and Utilities	50,000	50,000	75,000	100,000
Office Expenses	12,500	25,000	37,500	50,000
Training Expense	30,000	60,000	90,000	120,000

Total General & Administration	289,156	523,613	803,069	1,384,700

Sales & Marketing Expense	145,000	290,000	435,000	580,000

Plant and Equipment
Furniture and Fixtures	30,000	60,000	90,000	120,000
Marketing & Training Center	-	-	30,000	40,000
Machines	145,250	290,500	435,750	726,250
Shipping & Installation	5,000	10,000	15,000	25,000
Other	10,000	20,000	68,344	91,125
Plant and Equipment	190,250	380,500	639,094	1,002,375
Data systems	47,000	94,000	141,000	188,000
Capital Expenditures	237,250	474,500	780,094	1,190,375

Total Startup Capital Needs	1,189,700	2,439,700	3,689,700	4,939,700

Because there is no minimum number of shares that must be sold in the offering, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We intend to use the proceeds to improve our capital position, to fund our business plan, and to retain the remainder of any proceeds for general corporate purposes. We believe a strengthened capital position will provide us with the flexibility to address market conditions. Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and other factors.

INDUSTRY BACKGROUND

The market for self-serve smoothies is well-defined. There were 144,875 convenience stores in the United States in 2008 and, according to Convenience Store Decisions*, http://www.csdecisions.com/article/7125, a resource for the food services industry, these stores accounted for nearly $174 billion in in-store sales.  We believe this represents a great opportunity for the GSS self-serve smoothie program.

According to Mintel research*, the market for health-conscious products continues to grow rapidly. In 2006, smoothie makers raked in more than $2 billion from made-to-order and packaged smoothies, up more than 80 percent in the years 2001-2006.  Smoothies have quickly become part of the American landscape, with more than 4,000 retail locations reported in the U.S. in 2006, and with more than half of Mintel respondents in the 18 to 34 year-old range reporting that they had a smoothie in the last month. “Consumers are attracted to smoothies because they are seen as a healthier option to most sweets and on-the-go meals,” said David Lockwood, director of Mintel Reports. “Now that the smoothie market is a proven success, companies are being pushed to the next level — extreme differentiation. Similar to the coffee market, smoothie companies need to continue developing innovative flavors and additives to keep consumers engaged in the market, but also should consider expanding the menu as some chains have done with sandwiches or coffee.”
__________________________
* http://www.foodprocessing.com/industrynews/2007/026.html.

The smoothie industry’s new offerings are using emerging flavors, such as açaí and green tea, and hybrids of smoothies with other drink types. New nutrient “boosts” feed consumer need for evolving offerings as well. Smoothie companies have also remained on track with current food trends, utilizing “all-natural,” low-calorie and other key buzz properties to build sales.

“The flavor combinations and possibilities are endless with the smoothie market,” said Lockwood. “With functional foods and beverages having a strong marketplace advantage, smoothies are in position to dominate the healthy beverages category. Smoothies are seen as a pleasant health treat, and this will continue to take the category far.” In contrast with yogurt drinks, 39 percent of Mintel respondents agreed or strongly agreed that “smoothies are healthier than drinks made with yogurt.” Similarly, more than half of consumers agreed or strongly agreed that “smoothies taste better than yogurt drinks,” with yogurts getting only 15 percent.

*All facts and statistics presented in this Industry Background section are from Convenience Store Decisions and foodprocessing.com.  These reports and studies are publicly available without cost or at a nominal expense. GSS has not commissioned any of these reports.

On August 10, 2009, GSS entered into a formal testing agreement with 7-Eleven, Inc.  That agreement has expired; however, the parties have agreed verbally to extend the term of the agreement indefinitely and 7-Eleven is continuing to test the equipment in collaboration with the Company. We expect the testing to be completed by the end of the third quarter of 2010.  The Company is hopeful that a successful test with 7-Eleven, Inc. will result in a more substantive commitment on the part of 7-Eleven, Inc., and a rollout of the Company’s business concept to other convenience store chains.

PRINCIPAL PRODUCTS AND THEIR MARKETS

The GSS idea is simple: to transform the fruit puree smoothie market by offering consumers a new approach -- a “grab-and-go” convenience store alternative.  Therefore, the GSS smoothie machine is currently tailored to the Convenience Store (C-store) environment.

Our manufacturer, Blendtec, is a developer of automated dispensing/blending equipment.  The self-serve smoothie machine designed for GSS by Blendtec has Electrical Testing Laboratories (ETL) and National Safety Federation (NSF) certification.

DISTRIBUTION METHODS

The machine is designed to accommodate easy-to-use modular “bag in box” cased product, the puree.  These puree formulations have been developed and co-branded exclusively for GSS, and are manufactured and distributed on our behalf.

The flavor line has the capacity for future expansion and modification, with an initial menu that includes multiple fruit-based choices and one coffee-based offering.  GSS hopes to promote, install, and maintain the machines using a nationwide sales force and a network of trained service technicians.

Management believes that an expansion strategy focusing on Convenience Stores and other channels would provide a great degree of quality and add significant scale to our business model.  We intend to follow a strategy of expanding store locations in existing markets.  We will grow our concept and brand through several channels, including C-stores and other retail channels.  These other channels would include Fast-Food Restaurants, sports venues, university campuses and high schools, resorts and cruise ships, sports, racquetball, health and country clubs, business and hospital complexes, as well as any high-traffic portals, like airports, sea ports, and train and bus stations.

STATUS OF ANY PUBLICLY ANNOUNCED PRODUCTS

None at this time

COMPETITION

To the best of the Company’s knowledge, there currently are no other companies offering self-service smoothies from smoothie machines that are both self-cleaning and self-sanitizing.  Consequently, the Company will effectively be establishing a new niche market for this smoothie machine and the related services offered by the Company.

Of the myriad companies offering smoothies throughout the U.S., including smoothie shops and other retail smoothie outlets, no one provider is dominant in the industry.  The Company will not seek to open any retail shops, but rather will seek to place its smoothie machines into businesses that would become dominant in their respective markets.  The Company considers cost, quality and convenience to be major factors in an individual’s selection of retail outlets from which to buy smoothies, and using those metrics, the Company’s S3 Smoothie Machine is anticipated to help the Company’s customers establish a dominant presence in their respective markets.

PATENTS AND TRADEMARKS

The Company currently has no registered patents. The Company has been issued a registered trademark for Fruitissimo®, which is the name attributed to the fruit smoothies produced by the S3 Smoothie Machine, and the Company has a trademark application pending for Fruitissimo®, The Real Fruit Smoothie™.  A picture of the Blendtec S3 Smoothie Machine, as well as a description of the Fruitissimo® smoothies that are produced by the S3 Smoothie Machine, appear on the Company’s website, www.gssww.com and www.fruitissimo.com.

GOVERNMENT AND INDUSTRY REGULATION

We are subject to various federal, state and local regulations.  Our products and equipment are subject to state and local regulation by health, sanitation, food and workplace safety and other agencies.  We may experience material difficulties or failures in obtaining the necessary licenses or approvals for new products and equipment, which could delay planned execution of our business plan.  Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the U.S. Americans with Disabilities Act, family leave mandates and a variety of similar laws enacted by the states that govern these and other employment law matters.  In addition, federal proposals to introduce a system of mandated health insurance and flexible work time and other similar initiatives could, if implemented, adversely affect our operations.  In recent years, there has been an increased legislative, regulatory and consumer focus on nutrition and advertising practices in the food industry.  Establishments operating in C-stores and other approved channels, the quick-service, and fast-casual segments have been a particular focus.  As a result, we may in the future become subject to initiatives in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our products, which could increase our expenses.

RESEARCH AND DEVELOPMENT ACTIVITIES

Our Research & Development has been conducted with participation by the Company, Management at 7-Eleven, Inc, K-Tec, Inc. (Blendtec) and others to assure our product offerings align most closely with the requirements of 7-Eleven and the needs of our initial target convenience store market.  However, these research and development efforts do not guarantee 7-Eleven will purchase the Company’s programs or products or participate in the future.  GSS entered into a testing agreement with 7-Eleven dated August 10, 2009, which is now expired. However, the parties have agreed verbally to extend the terms of the agreement indefinitely. We expect the testing to be completed by the end of the third quarter of 2010.

ENVIRONMENTAL LAWS

Company operations currently have no material effect on the environment.

EMPLOYEES AND EMPLOYMENT AGREEMENTS

David C. Tiller, Donald M. Roberts, Harry B. Ireland and John W. Gohsman have employment agreements.

STATUS OF ANY PUBLICLY ANNOUNCED NEW PRODUCTS

None at this time

DESCRIPTION OF PROPERTY

The Company currently maintains one showroom located at 1444 Oak Lawn in Dallas, TX, on a month-to-month rental arrangement.

LEGAL PROCEEDINGS

There are no lawsuits filed or pending against the Company by others, and no lawsuits filed or pending against others by the Company.  There are no contingencies, sureties or guaranties in existence.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

YOU MAY NOT BE ABLE TO SELL YOUR SHARES IN GSS BECAUSE THERE IS NO PUBLIC MARKET FOR THE COMPANY’S STOCK.

The Company intends to have the Common Stock quoted on the Over the Counter Bulletin Board upon completion of the offering.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  A broker-dealer potentially serving as market maker for the Company’s Common Stock must file an application with FINRA in order to be able to quote the shares of our Common Stock on the Over the Counter Bulletin Board (“OTCBB”). The Company is seeking out a market maker to have our Common Stock quoted on the OTCBB.  The OTCBB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members.  There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we accurately predict the time period that the application will require.  If for any reason our Common Stock is not quoted on the OTCBB or a public trading market does not otherwise develop, purchasers of the shares of the Company’s Common Stock may have difficulty selling their Common Stock should they desire to do so.  No market makers have committed to becoming market makers for our Common Stock at this time and none may do so.

Companies trading on the OTCBB must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCBB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCBB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

STOCK TRANSFER AGENT

Securities Transfer Corporation
2591 Dallas Pkwy., Ste 102
Frisco, TX 75034
Phone: 972-963-0001
Fax: 469-633-0088
www.stctransfer.com

REPORTS

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

Our fiscal year end is December 31.  We intend to provide financial statements audited by an Independent Registered Accounting Firm (PCOAB) to our shareholders in our annual reports.  The audited financial statements at December 31, 2008, December 31, 2009, and the reviewed financials for the 3 months ended March 31, 2010 immediately follow

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Global Smoothie Supply, Inc.

We have audited the accompanying balance sheet of Global Smoothie Supply, Inc. as of December 31, 2009 and December 31, 2008 (Restated), and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009 and December 31, 2008 (Restated). These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Smoothie Supply Inc. as of December 31, 2009 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and December 31, 2008 (Restated) in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the accompanying financial statements, the Company has restated its balance sheet as of December 31, 2008, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2008 which financial statements were previously audited by other independent auditors who have ceased operations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company has had an accumulated deficit of $699,023 which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs
Las Vegas, Nevada
April 28, 2010, except for Note 3 and Note 14, as to which the date is July 19, 2010.

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

Global Smoothie Supply, Inc.
Balance Sheets

	December 31,
	2009	2008
		Restated
ASSETS

Current Assets
Cash	$106,537	$6,848
Accounts Receivable	162	4,118
Vertex Factoring Holding Account	-	31,660
Inventory Asset	9,303	-
Prepaid Insurance	10,547	-
Total Current Assets	$126,549	$2,626

Fixed Assets
Furniture and Equipment	$3,600	$2,163
Accumulated Depreciation	(1,412)	(433)
Total Net Fixed Assets	$2,188	$1,730

Total Assets	$128,737	$44,356

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts Payable	$17,163	$13,542
Payroll Liabilities	8,000	8,000
Warranty Liability	9,600	9,600
Sales Tax Payable	1,263	9,727
Total Current Liabilities	$36,025	$40,869

Total Liabilities	$36,025	$40,869

Stockholders' Equity
Total Common Shares Authorized 100,000,000
Common Stock issued at zero par as of
12/31/2009: 77,456,604
12/31/2008: 50,000,000;
Paid In Capital	$791,735	$4,494
Retained Earnings	(699,023)	(1,007)
Total Stockholders Equity	$92,712	$3,488

Total Liabilities and Stockholders' Equity	$128,737	$44,356

The accompanying notes are an integral part of these statements

Global Smoothie Supply, Inc.
Statement of Operations

	Year Ended December 31
	2009	2008
		Restated
Revenue
Machine Revenue	$15,000	$155,200
Puree Revenue	24,397	11,746
Service Revenue	950	-
Parts Revenue	693	-
Shipping Revenue	455	3,600
Total Revenue	41,495	170,546

Cost of Goods Sold	31,523	125,897

Gross Margin	9,973	44,649

Expenses
Advertising and Promotion	54,283	5,765
Compensation (Non-Stock)	-	8,000
Officer Stock Compensation	568,750	-
Banking and Miscellaneous Expense	1,055	-
Office, Administrative & Miscellaneous Expense	15,860	7,824
Professional Fees	27,591
Rent Expense	16,400	14,300
Travel Expense	19,650	5,112
Depreciation Expense	980	433
Income (Loss) from Operations	(694,595)	3,215
Interest Expense	3,421	4,608
Net (Loss)	$(698,016)	$(1,393)

(Loss) Earnings per Common Share
Basic	**	**
Diluted	**	**

Weighted average common shares outstanding:
Basic	50,698,080	50,000,000
Diluted	65,941,915	50,000,000

Proforma (See Note 3)
Net (Loss) as above	(698,016)	(1,393)
Proforma Income Tax Adjustment	-	-
Proforma Net Income	$(698,016)	$(1,393)

Proforma (Loss) Earnings per Common Share
Basic	**	**
Diluted	**	**

The accompanying notes are an integral part of these notes
** - Less than $.01 per share

The accompanying notes are an integral part of these statements

Global Smoothie Supply, Inc.
Statement of Stockholders’ Equity
December 31, 2008 to December 31, 2009

	Common Stock		Paid in	Retained	Total
	Shares	Amount	Capital	Earnings (Deficit)	Equity

Balance, December 31, 2007	50,000,000	$-	$-	$386	$386

Founder Capital Contribution		-	4,494	-	4,494
January 2008 through September 2008

Net Income (Loss)				(1,393)	(1,393)

Balance, December 31, 2008 (Restated)	50,000,000	$-	$4,494	$(1,007)	$3,488

Common Shares issued to Directors (Note 4)
$0.15/Share	26,000,000	-	568,750		568,750
Common Shares Issued @ $0.15/Share	1,456,604		218,490		218,490

Net Gain (Loss)				(698,016)	(698,016)

Balance, December 31, 2009	77,456,604	$-	$791,735	$(699,023)	$92,712

The accompanying notes are an integral part of these statements

Global Smoothie Supply, Inc.
Statement of Cash Flows

	Year Ended
	December 31,
	2009	2008
		Restated
Operating Activities
Net Income/(Loss)	$(698,016)	$(1,393)
Adjustments to Reconcile Net (Loss) to Net Cash Used by Operating Activities
Change in Accounts Receivable	3,956	(4,118)
Change in Vertex Holding Account	31,660	(31,660)
Change in Inventory Asset	(9,303)	-
Change in Accounts Payable	3,621	13,542
Change In Prepaid Insurance	(10,547)	-
Change in Payroll Liabilities	-	8,000
Change in Sales Tax Payable	(8,464)	9,727
Change Warranty Liability	-	9,600
Depreciation	980	433
Value of Stock Compensation Vesting	568,750	-
Net Cash Provided by (Used) in Operating Activities	$(117,364)	$4,130

INVESTING ACTIVITIES
Net cash used in Investing Activities
Purchase of Furniture and Equipment	(1,437)	(2,163)
	$(1,437)	$(2,163)
FINANCING ACTIVITIES
Paid in Capital from Founders Group	-	4,494
Proceeds from sale of Stock	218,490	-
Cash Provided by Financing Activities	$218,490	$4,494

Net Increase in Cash	$99,689	$6,461.46

Cash, Beginning of Period	$6,848	$386.36

Cash, End of Period	$106,537	$6,848

Supplemental Information:
Interest / Factoring Fees Paid	$3,421	$4,608
Income Taxes Paid

The accompanying notes are an integral part of these statements

Global Smoothie Supply, Inc.
NOTES TO FINANCIAL STATEMENTS
For 12 Months Ending 12/31/2009

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Global Smoothie Supply, Inc (the Company) was incorporated February 17, 2005, under the laws of the State of Texas.  The Company is engaged in the beverage business and sells beverage machines. The Company’s fiscal year ends on December 31.

From its inception though the fiscal year ending December 31, 2008, due to limited operations, Global Smoothie Supply, Inc elected to be taxed under Subchapter S of Chapter 1 of the Internal Revenue Code. In the first Quarter of 2009, Global Smoothie Supply, Inc. petitioned the IRS to be taxed as a C Corporation. This change was made to accommodate the needs of current and future shareholders.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

We recognize revenue at the time the products are shipped to customers or third parties.We perform services under service contracts, revenue is recognized upon the completion of the services on specified machines. We follow ASC 605, “Revenue Recognition. ASC 605 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. Our product costs include amounts for shipping and handling, therefore, we charge our customers shipping and handling fees at the time the products are shipped or when services are performed. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and our policy is to classify them as shipping expenses. The cost of shipping products to the customer is classified as shipping expense. Shipping expense is included in the Cost of Goods. In 2009 we incurred $1,830 of shipping costs as a part of our total Cost of Goods.

ASC 605 addresses certain criteria for revenue recognition. ASC 605 outlines the criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Our revenue recognition policies comply with the guidance contained in ASC 605.

Inventories

Inventories are stated at the lower of cost or market value. Cost for inventory is based on an average cost method. Reserves for excess and obsolete inventories are based on an assessment of slow-moving and obsolete inventories, determined by historical usage and demand.  As of 12/31/2009 and 12/31/2008 the Company held in inventory $9,303 and $0, respectively.

Depreciation

Depreciation used is double declining balance, 5 yrs depreciation, ½ year in year of acquisition, salvage value is none.

NOTE 3. INCOME TAXES:

The Company provides for income taxes under ASC 740, Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

For the years ended December 31, 2008, and December 31, 2009, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2009, the Company had approximately $699,023 of federal net operating losses. The net operating loss carry-forwards, if not utilized, will begin to expire in 2017. The components of the Company’s deferred tax assets/liabilities are as follows:

	As of December 31,
	2009	2008
Deferred tax assets:
Net operating loss carry-forwards	$237,668	$342
Total deferred tax assets	237,668	342

Deferred tax liabilities:
Depreciation and amortization	(480)	(147)

Net deferred tax assets before valuation allowance	237,187	195
Less: Valuation allowance	(237,187)	(195)
Net deferred tax assets	$-0-	$-0-

For financial reporting purposes, the Company has incurred a loss in each period since its 2007. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2009, and December 31, 2008.

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pre-tax loss is as follows:

	Year Ended December 31
	2009	2008
Federal statutory rate	$(237,187)	$(195)
Change in valuation allowance on deferred tax assets	237,187	195
	$-0-	$-0-

In the first Quarter of 2009, Global Smoothie Supply, Inc. petitioned the IRS to be taxed as a C Corporation.

From the Company’s inception in February 2005 to January 2009, the Company was not subject to federal income taxes since it was operating as Subchapter S Corporation. In the first Quarter of 2009, Global Smoothie Supply, Inc. petitioned the IRS to be taxed as a C Corporation and, as a result, became subject to corporate federal and state income taxes.

There is not tax or earnings per share impact due to an undistributed losses. As a Subchapter S corporation we had undistributed losses of $1,007 in 2008. Were these undistributed losses converted to Paid in Capital, our Paid in Capital would have been $3,488 and our Stockholders equity would not have changed. This amount is not considered to have a material impact to 2009 Stockholders Equity.

NOTE 4. STOCKHOLDERS’ EQUITY

Common Stock

At that time of inception 1,000 shares were authorized and all 1,000 shares were issued. On December 26, 2006, the number of authorized shares was increased to 50,000,000 and the Company issued a stock split of 20,000:1, with the 1,000 shares outstanding being exchanged for 20,000,000.  On 12/31/2008, there were 20,000,000 shares outstanding. On March 19, 2009, the number of authorized shares was increased to 100,000,000 and the Company issued a stock split of 5:2, with the 20,000,000 outstanding shares being exchanged for 50,000,000.  This March 19, 2009, stock split is being applied retroactively to the financial statements.

From inception to the 4th quarter of 2008, the Company received an infusion of $4,494 of cash from its founders group. The cash infusion occurred in the time period prior to the 4th quarter of 2008.

On June 1, 2009, the Board of Directors of the Company awarded a grant of stock to Mssrs. Tiller, Roberts, Ireland, and Gohsman totaling 26,000,000 shares. One third of the shares will be relieved of restriction of sale on the 2nd, 3rd, and 4th anniversary of the award, respectively. These shares are awarded immediately, but may be rescinded per the plan if certain conditions are not met.  The fair value of each share granted was estimated on the date of grant using external market based sales on or near the date of grant. In accordance with the guidance in ASC 505 “Equity” concerning unvested and forfeitable shares issued for services, the Company recognizes the equity issuance and corresponding expense as services are performed by the grantees.

As of December 31, 2009, the Company had one (1) share based compensation plan, which is described above.  The compensation cost that has been charged against income for that plan was $568,750.00, and $0.00, for the years ended December 31, 2009 and 2008, respectively.

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares (000)	Fair Value
Nonvested at January 1, 2009	0	$0.00
Granted	26,000	0.15
Vested	0	0.00
Forfeited	0	0.00
Nonvested at December 31, 2009	26,000	$0.15

Global Smoothie Supply, Inc. has begun the process of raising additional capital through the sales of unregistered shares. Through December 31, 2009, the company has sold 1,456,604 shares of stock valued at $218,490.

Additional sales of shares may be pursued upon registration of the stock of the Company.

NOTE 5. RELATED PARTY TRANSACTIONS

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Any amounts in Accounts Payable to Related Parties are for reimbursable expenses including but not limited to travel expenses, postage, purchased office supplies, and miscellaneous expenses.

NOTE 6. WARRANTY COSTS

The Company's financial statements reflect accruals for potential warranty claims based on the Company's best estimation. Estimated product warranty costs are accrued at the time products are sold. For machines sold in 2008, we provide a 3 year limited warranty on the machines we sell. Our manufacturer has taken the position of warranting the machines for the 1st year and Global Smoothie Supply covers the warranty for the 2nd and 3rd years. Machines sold during 2009 were warranted for 1 year and our manufacturer has continued taking the position of warranting the machines for the 1st year. No additional warranty liability was added in 2009.

Accordingly, we have reserved amounts for those potential warranty claims. As of 12/31/2008, those amounts stood at $9,600. To date, no warranty claims have been made against these amounts.

The need for additional reserves is not known at this time. We do not have sufficient historical knowledge as to determine whether our estimates are correct. As we develop additional experience, our liability may change and these reserves may be adjusted to meet the additional warranty costs.

NOTE 7. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the notes to the financial statements, the Company has established a limited source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty. As of December 31, 2009, the Company has an accumulated deficit of $699,023.

The Company’s activities to date have been supported by equity financing and initial preliminary sales.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

NOTE 8. CONCENTRATIONS OF RISKS

Cash Balances

The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (FDIC).  This government corporation insured balances up to $100,000 through October 13, 2008.  As of October 14, 2008, all non-interest bearing transaction deposit accounts at an FDIC-insured institution, including all personal and business checking deposit accounts that do not earn interest, are fully insured for the entire amount in the deposit account.  This unlimited insurance coverage is temporary and will remain in effect for participating institutions until December 31, 2009.

All other deposit accounts at FDIC-insured institutions are insured up to at least $250,000 per depositor until December 31, 2013.  On January 1, 2014, FDIC deposit insurance for all deposit accounts, except for certain retirement accounts, will return to at least $100,000 per depositor.  Insurance coverage for certain retirement accounts, which include all IRA deposit accounts, will remain at $250,000 per depositor.

As of December 31, 2009 the Company maintained its cash account of $106,537 in a FDIC insured institution.

NOTE 9. ADVERTISING AND PROMOTION COSTS

The Company’s policy regarding advertising and promotion is to expense advertising when incurred. The Company incurred $54,283 in advertising and promotion costs for the period ending 12/31/2009.

NOTE 10. FACTORING ACCOUNTS RECEIVABLE

On October 10, 2008, the Company entered in to a one year agreement with Vertex Financial, LTD (Vertex) to purchase the Company’s receivables with full recourse. As of 12/31/2008, all factored receivables had been satisfied with Vertex, and Vertex owed the Company $31,660. As of the period ending 6/30/2009 Vertex had satisfied all accounts with the Company.

The agreement has set a monthly minimum discount fee. The contract would be considered minimally fulfilled at a point where the Company factored and/or paid the equivalent of the monthly minimum amount for a year. This minimum amount does not preclude the factoring of invoices above this minimum amount. During the period ending 12/31/2008 and 6/30/2009 the Company paid $4,608 and $3,421 in factoring fees, respectively. All minimum obligations per the agreement have been met by the end of the period ending 6/30/2009. All factoring fees are treated as interest expense and factoring expenses (i.e. cost of credit reports, wire fees, etc) are accounted for in Banking and Miscellaneous Expense.

The Company accounts for Factored Accounts Receivable in compliance with ASC 860.

NOTE  11. RENT EXPENSE

In January 2008 the company entered in to a verbal month to month lease agreement for a facility in Dallas, TX at a rate of $1,300 per month. The facility is used as a showroom / office and is approximately 400 square feet. We are currently in dispute with the landlord over our liability for certain operating expenses and other fees. In 2009 and 2008 we have recorded, the total amount of the dispute, $1,250 and $2,033 respectively toward those fees and expenses as part of our rent expense and the amounts owed as part of our current liabilities. We are working to resolve this dispute.

NOTE  12. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Recent Accounting Pronouncements

June 2009, the FASB issued ASC No. 860, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“ASC 860”).  The provisions of ASC 860, in part, amend the de-recognition guidance in FASB Statement No. 140, eliminate the exemption from consolidation for qualifying special-purpose entities and require additional disclosures. ASC 860 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. The Company does not anticipate the adoption of ASC No. 860 will have an impact on its financial position.

In June 2009, the FASB issued ASC No. 810, “Amendments to FASB Interpretation No. 855 (“ASC 810”). ASC 810 amends the consolidation guidance applicable to variable interest entities. The provisions of ASC 810 significantly affect the overall consolidation analysis under FASB Interpretation No.855.  ASC 810 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. ASC 810 will be effective for the Company beginning in 2010. The Company does not anticipate the adoption of ASC No. 810 will have an impact on its financial position.

In June 2009, the FASB issued ASC No. 105, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 105-10” (“ASC No. 105”).  Under ASC No. 105 the “FASB Accounting Standards Codification”
(“Codification”) will become the source of authoritative U. S. GAAP to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC No. 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASC No. 105 is effective for the Company’s interim quarterly period beginning July 1, 2009. The Company does not anticipate the adoption of ASC No. 105 will have an impact on its financial position.

In June 2009, the Securities and Exchange Commission’s Office of the Chief Accountant and Division of Corporation Finance announced the release of Staff Accounting Bulletin (SAB) No. 112. This staff accounting bulletin amends or rescinds portions of the interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with current authoritative accounting and auditing guidance and Securities and Exchange Commission rules and regulations. Specifically, the staff is updating the Series in order to bring existing guidance into conformity with recent pronouncements by the Financial Accounting Standards Board, namely, Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, and Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements. The statements in staff accounting bulletins are not rules or interpretations of the Commission, nor are they published as bearing the Commission's official approval. They represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

In April 2009, the FASB issued FSP No. 825 and 825-10-50, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No.825, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP shall be effective for interim reporting periods ending after June 15, 2009. The Company does not anticipate the adoption of ASC No. 825 and 825-10-50 will have an impact on its financial position.

In April 2009, the FASB issued FSP No. ASC 320 and ASC 320-10, Recognition and Presentation of Other-Than-Temporary Impairments.  This FSP amends the other-than-temporary impairment guidance in U.S.GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 320 and ASC 320-10 did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued FSP No. ASC 820, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP ASC 820”).  FSP ASC 820 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly.  Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value.  This FSP is effective for interim and annual periods ending after June 15, 2009. The Company does not anticipate the adoption of ASC No. 820 will have an impact on its financial position.

NOTE 13. RESTATEMENT

The Company has restated its previously issued 2008 financial statements for matters related to the following previously reported items: depreciation policy, liabilities, paid in capital, sales and expenses. The accompanying financial statements for 2008 have been restated to reflect the corrections.

Decrease in Accumulated Depreciation	$ 703
Increase in Net Fixed Assets	703
Increase in Accounts Payable	2,033
Increase in Paid In Capital	2,708
Decrease in Retained Earnings	4,039
Increase in Sales Revenue	1,228
Increase in Cost of Goods Sold	423
Increase in Expenses	5,230
Decrease in Net Income	4,425

The effect on the Company’s previously issued 2008 financial statements is summarized as follows:

Balance Sheet as of December 31, 2008

	Previously Reported	Increase (Decrease)	Restated

Fixed Assets	$1,027	$703	$1730
Total Assets	43,653	703	44,356
Accounts Payable	11,509	2,033	13,542
Paid In Capital	1,786	2,708	4,494
Stockholders’ Equity:
Retained Earnings— December 31, 2007	0	386	386
Net Income (Loss) for 2008	3,032	(4,425)	(1,393)
Retained Earnings— December 31, 2007	3,032	(4039)	(1007)
Total Liabilities and Stockholders’ Deficit	43,653	703	44,356

NOTE 14.  CORRECTION OF ERROR IN PREVIOUSLY ISSUED FINANCIAL STATEMENT

The company previously reported an incorrect number of average weighted diluted shares in its statement of operations, a reclassification of an account payable from a related party account payable in the statement of cash flows and an arithmetic error in the statement of cash flows .

In the period ending December 31, 2009, the Company reported a net (loss) of ($698,016) and weighted average common shares outstanding diluted of 76,698,080 and (Loss) Earnings Per Share of less than ($0.01). The proper amount should have been 65,941,915 weighted average common shares outstanding, and (Loss) Earnings per Share of less than ($0.01).

In the period ending December 31, 2008, the company in the statement of cash flows reported Related Party Accounts Payable ($620) under its Financing Activities. This ($620) was operating in nature. ASC 850 was too vigorously applied at year end. We have reclassified these transactions to Changes in Accounts Payable.

In the period ending December 31, 2008, in the statement of cash flows, the Change in Accounts Payable was shown as ($3,001) when it should have been shown as $3,001. This arithmetic error in combination of the above reclassification now shows as $3,621.

Per ASC 250-10-45, we believe these changes are not material, have no effect on estimated income, trend of earnings, or Earnings per Share.

NOTE 15. SUBSEQUENT EVENTS

On February 19, 2010 the Company Filed a Form S1/A Registration Statement under the Securities Act of 1933 with the United States Securities and Exchange Commission.

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Global Smoothie Supply, Inc.

We have reviewed the accompanying balance sheet of Global Smoothie Supply, Inc. as of March 31, 2010 and the related statements of operations and cash flows for the three-month period ended March 31, 2010 and 2009. These interim financial statements are the responsibility of the Corporation’s management.

We conduct our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been reviewed assuming that the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company has an accumulated deficit of $974,317 which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
May 14, 2010

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

Global Smoothie Supply, Inc.
Balance Sheets

	March 31,	December 31,
	2010	2009
	Unaudited
ASSETS

Current Assets
Cash	$100,985	$106,537
Accounts Receivable	1,895	162
Vertex Factoring Holding Account	-	-
Inventory Asset	9,302	9,303
Prepaid Insurance	7,582	10,547
Travel Advance	1,500	-
Total Current Assets	$121,264	$126,549

Fixed Assets
Furniture and Equipment	$3,600	$3,600
Accumulated Depreciation	(1,631)	(1,412)
Total Net Fixed Assets	$1,969	$2,188
Total Assets	$123,234	$128,737

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts Payable	$18,966	$17,163
Payroll Liabilities	8,000	8,000
Warranty Liability	9,600	9,600
Sales Tax Payable	-	1,263
Total Current Liabilities	$36,566	$36,025
Total Liabilities	$36,566	$36,025

Stockholders' Equity
(See Note 3 for Pro-forma treatment of former Subchapter S Corp)
Total Common Shares Authorized 100,000,000
Common Stock issued at zero par as of
3/31/2010: 77,626,604
12/31/2009: 77,456,604
Paid In Capital	$1,060,985	$791,735
Retained Earnings	(974,317)	(699,023)
Total Stockholders Equity	$86,668	$92,712
Total Liabilities and Stockholders' Equity	$123,234	$128,737

The accompanying notes are an integral part of these statements.

Global Smoothie Supply, Inc.
Statement of Operations

	Quarter Ended
	March 31
	2010	2009
	Unaudited
Revenue
Machine Revenue	$-	$-
Puree Revenue	4,385	867
Service Revenue	-	-
Parts Revenue	-	-
Shipping Revenue	-	-
Total Revenue	4,385	867

Cost of Goods Sold	3,034	657

Gross Margin	1,351	210

Expenses
Advertising and Promotion	918	174
Compensation (Non-Stock)	-	-
Officer Stock Compensation	243,750	-
Banking and Miscellaneous Expense	302	440
Office, Administrative & Miscellaneous Expense	9,727	2,420
Professional Fees	13,367	7,680
Rent Expense	4,115	3,900
Travel Expense	4,246	3,016
Depreciation Expense	219	173
Income (Loss) from Operations	(275,294)	(17,593)
Interest Expense	-	1,776
Net (Loss)	$(275,294)	$(19,369)

(Loss) Earnings per Common Share
Basic	**	**
Diluted	**	**

Weighted average common shares outstanding:
Basic	51,552,937	50,001,444
Diluted	77,552,937	50,001,444

Proforma (See Note 3)
Net (Loss) as above	(275,294)	(19,369)
Proforma Income Tax Adjustment	-	-
Proforma Net Income	$(275,294)	$(19,369)

Proforma (Loss) Earnings per Common Share
Basic	**	**
Diluted	**	**

The accompanying notes are an integral part of these notes
** - Less than $.01 per share

The accompanying notes are an integral part of these statements.

Global Smoothie Supply, Inc.
Statement of Stockholders’ Equity
December 31, 2009 to March 31, 2010

	Common Stock		Paid in	Retained	Total
	Shares	Amount	Capital	Earnings (Deficit)	Equity

Balance, December 31, 2009	77,456,604	$-	$791,735	$(699,023)	$92,712

Additional Paid In Capital from Director Compensation	-	-	243,750		243,750
Common Shares Issued @ $0.15/Share	170,000		25,500		25,500

Net Gain (Loss)				(275,294)	(275,294)

Balance, March 31, 2010 (Unaudited)	77,626,604	$-	$1,060,985	$(974,317)	$86,668

The accompanying notes are an integral part of these statements.

Global Smoothie Supply, Inc.
Statement of Cash Flows

	Quarter Ending
	March 31,
	2010	2009
	Unaudited
Operating Activities

Net Income/(Loss)	$(275,294)	$(19,369)
Adjustments to Reconcile Net (Loss) to Net Cash Used by Operating Activities
Change in Accounts Receivable	(1,733)	3,251
Change in Inventory Asset	1	(106)
Change in Vertex Holding Account	-	30,015
Change in Accounts Payable	1,803	477
Change In Prepaid Insurance	2,965	-
Change in Payroll Liabilities	-	-
Change in Sales Tax Payable	(1,263)	(9,727)
Change in Travel Advance	(1,500)	-
Change Warranty Liability	-	-
Depreciation	219	173
Value of Stock Compensation Vesting	243,750	-
Net Cash Provided by (Used) in Operating Activities	$(31,052)	$4,715

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	-	-
Net cash used in Investing Activities	$-	$-

FINANCING ACTIVITIES
Paid in Capital from Founders Group	-	-
Proceeds from sale of Stock	25,500	1,500
Cash Provided by Financing Activities	$25,500	$1,500

Net Increase in Cash	$(5,552)	$6,215

Cash, Beginning of Period	$106,537	$6,848

Cash, End of Period	$100,985	$13,063

Supplemental Information:
Interest / Factoring Fees Paid	$-	$1,776
Income Taxes Paid

The accompanying notes are an integral part of these statements.

Global Smoothie Supply, Inc.

NOTES TO FINANCIAL STATEMENTS
For 3 Months Ending 3/31/2010

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Global Smoothie Supply, Inc (the Company) was incorporated February 17, 2005, under the laws of the State of Texas.  The Company is engaged in the beverage business and sells beverage machines. The Company’s fiscal year ends on December 31.

From its inception though the fiscal year ending December 31, 2008, due to limited operations, Global Smoothie Supply, Inc elected to be taxed under Subchapter S of Chapter 1 of the Internal Revenue Code. In the first Quarter of 2009, Global Smoothie Supply, Inc. petitioned the IRS to be taxed as a C Corporation. This change was made to accommodate the needs of current and future shareholders.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

We recognize revenue at the time the products are shipped to customers or third parties.  We perform services under service contracts, revenue is recognized upon the completion of the services on specified machines. We follow ASC 605, “Revenue Recognition. ASC 605 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. Our product costs include amounts for shipping and handling, therefore, we charge our customers shipping and handling fees at the time the products are shipped or when services are performed. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and our policy is to classify them as shipping expenses. The cost of shipping products to the customer is classified as shipping expense. Shipping expense is included in the Cost of Goods. In 2009 we incurred $1,830 of shipping costs as a part of our total Cost of Goods.

ASC 605 addresses certain criteria for revenue recognition. ASC 605 outlines the criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Our revenue recognition policies comply with the guidance contained in ASC 605.

Inventories

Inventories are stated at the lower of cost or market value. Cost for inventory is based on an average cost method. Reserves for excess and obsolete inventories are based on an assessment of slow-moving and obsolete inventories, determined by historical usage and demand.  As of 3/31/2010 and 12/31/2009 the Company held in inventory $9,302 and $9,303, respectively.

Depreciation

Depreciation used is double declining balance, 5 yrs depreciation, ½ yr in year of acquisition, salvage value is none.

NOTE 3. INCOME TAXES:

The Company provides for income taxes under ASC 740, Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

For the years ended December 31, 2008, and December 31, 2009, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2009, the Company had approximately $699,023 of federal net operating losses. The net operating loss carry-forwards, if not utilized, will begin to expire in 2017. The components of the Company’s deferred tax assets/liabilities are as follows:

	As of
	March 31	December 31
	2009	2009
Deferred tax assets:
Net operating loss carry-forwards	331,268	237,667
Total deferred tax assets	331,268	237,667

Deferred tax liabilities:
Depreciation and amortization	(555)	(480)

Net deferred tax assets before valuation allowance	330,713	237,187
Less: Valuation allowance	(330,713)	(237,187)
Net deferred tax assets	$-0-	$-0-

For financial reporting purposes, the Company has incurred a loss in each period since its 2007. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at March 31, 2010, and December 31, 2009.

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pre-tax loss is as follows:

	March 31	December 31
	2010	2009
Federal statutory rate	$(330,713)	$(237,187)
Change in valuation allowance on deferred tax assets	330,713	237,187
	$-0-	$-0-

In the first Quarter of 2009, Global Smoothie Supply, Inc. petitioned the IRS to be taxed as a C Corporation.

From the Company’s inception in February 2005 to January 2009, the Company was not subject to federal income taxes since it was operating as Subchapter S Corporation. In the first Quarter of 2009, Global Smoothie Supply, Inc. petitioned the IRS to be taxed as a C Corporation and, as a result, became subject to corporate federal and state income taxes.

There is not tax or earnings per share impact due to an undistributed losses. As a Subchapter S corporation we had undistributed losses of $1,007 in 2008. Were these undistributed losses converted to Paid in Capital, our Paid in Capital would have been $3,488 and our Stockholders equity would not have changed. This amount is not considered to have a material impact to 2009 Stockholders Equity.

NOTE 4. STOCKHOLDERS’ EQUITY

Common Stock

At that time of inception 1,000 shares were authorized and all 1,000 shares were issued. On December 26, 2006, the number of authorized shares was increased to 50,000,000 and the Company issued a stock split of 20,000:1, with the 1,000 shares outstanding being exchanged for 20,000,000.  On 12/31/2008, there were 20,000,000 shares outstanding. On March 19, 2009, the number of authorized shares was increased to 100,000,000 and the Company issued a stock split of 5:2, with the 20,000,000 outstanding shares being exchanged for 50,000,000.  This March 19, 2009, stock split is being applied retroactively to the financial statements.

In 2008 the Company received an infusion of $4,494 of cash and paid in expense from its founders group. The amount is a combination of cash paid in by founders group, as well as expenses incurred by them personally on behalf of the Company and submitted for inclusion in the capitalization of the business. The expenses and cash infusion occurred in the time periods from inception and to the period prior to the 4th quarter of 2008.

On June 1, 2009, the Board of Directors of the Company awarded a grant of stock to Mssrs. Tiller, Roberts, Ireland, and Gohsman totaling 26,000,000 shares. One third of the shares will be relieved of restriction of sale on the 2nd, 3rd, and 4th anniversary of the award, respectively. These shares are awarded immediately, but may be rescinded per the plan if certain conditions are not met.  The fair value of each share granted was estimated on the date of grant using external market based sales on or near the date of grant. In accordance with the guidance in ASC 505 “Equity” concerning unvested and forfeitable shares issued for services, the Company recognizes the equity issuance and corresponding expense as services are performed by the grantees.

As of March 31, 2010, the Company had one (1) share based compensation plan, which is described above.  The compensation cost that has been charged against income for that plan was $568,750.00, for the year ended December 31, 2009 and $243,750, for the three months ending March 31, 2010, respectively.

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares (000)	Fair Value
Nonvested at January 1, 2009	0	$0.00
Granted	26,000	0.15
Vested	0	0.00
Forfeited	0	0.00
Nonvested at March 31, 2009	26,000	$0.15

Global Smoothie Supply, Inc. has begun the process of raising additional capital through the sales of unregistered shares. Through March 31, 2010, the company has sold 1,626,604 shares of stock valued at $243,990. During the first quarter of 2010, the company sold 170,000 shares stock for $25,500.

Additional sales of shares may be pursued upon registration of the stock of the Company.

NOTE 5. RELATED PARTY TRANSACTIONS

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Any amounts in Accounts Payable to Related Parties are for reimbursable expenses including but not limited to travel expenses, postage, purchased office supplies, and miscellaneous expenses.

NOTE 6. WARRANTY COSTS

The Company's financial statements reflect accruals for potential warranty claims based on the Company's best estimation. Estimated product warranty costs are accrued at the time products are sold. For machines sold in 2008, we provide a 3 year limited warranty on the machines we sell. Our manufacturer has taken the position of warranting the machines for the 1st year and Global Smoothie Supply covers the warranty for the 2nd and 3rd years. Machines sold during 2009 were warranted for 1 year and our manufacturer has continued taking the position of warranting the machines for the 1st year. No additional warranty liability was added in 2010.

Accordingly, we have reserved amounts for those potential warranty claims. As of 12/31/2008, those amounts stood at $9,600. To date, no warranty claims have been made against these amounts.

The need for additional reserves is not known at this time. We do not have sufficient historical knowledge as to determine whether our estimates are correct. As we develop additional experience, our liability may change and these reserves may be adjusted to meet the additional warranty costs.

NOTE 7. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the notes to the financial statements, the Company has established a limited source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty. As of March 31, 2010, the Company has an accumulated deficit of $974,317.

The Company’s activities to date have been supported by equity financing and initial preliminary sales.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

NOTE 8. CONCENTRATIONS OF RISKS

Cash Balances

The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (FDIC).  This government corporation insured balances up to $100,000 through October 13, 2008.  As of October 14, 2008, all non-interest bearing transaction deposit accounts at an FDIC-insured institution, including all personal and business checking deposit accounts that do not earn interest, are fully insured for the entire amount in the deposit account.  This unlimited insurance coverage is temporary and will remain in effect for participating institutions until December 31, 2009.

All other deposit accounts at FDIC-insured institutions are insured up to at least $250,000 per depositor until December 31, 2013.  On January 1, 2014, FDIC deposit insurance for all deposit accounts, except for certain retirement accounts, will return to at least $100,000 per depositor.  Insurance coverage for certain retirement accounts, which include all IRA deposit accounts, will remain at $250,000 per depositor.

As of March 31, 2010 the Company maintained its cash account of $100,985 in a FDIC insured institution.

NOTE  9. ADVERTISING AND PROMOTION COSTS

The Company’s policy regarding advertising and promotion is to expense advertising when incurred. The Company incurred $918 in advertising and promotion costs for the period ending 3/31/2010.

NOTE  10. FACTORING ACCOUNTS RECEIVABLE

On October 10, 2008, the Company entered in to a one year agreement with Vertex Financial, LTD (Vertex) to purchase the Company’s receivables with full recourse. As of 12/31/2008, all factored receivables had been satisfied with Vertex, and Vertex owed the Company $31,660. As of the period ending 6/30/2009 Vertex had satisfied all accounts with the Company.

The agreement has set a monthly minimum discount fee. The contract would be considered minimally fulfilled at a point where the Company factored and/or paid the equivalent of the monthly minimum amount for a year. This minimum amount does not preclude the factoring of invoices above this minimum amount. During the period ending 12/31/2008 and 6/30/2009 the Company paid $4,608 and $3,421 in factoring fees, respectively. All minimum obligations per the agreement have been met by the end of the period ending 6/30/2009. All factoring fees are treated as interest expense and factoring expenses (i.e. cost of credit reports, wire fees, etc) are accounted for in Banking and Miscellaneous Expense.

The Company accounts for Factored Accounts Receivable in compliance with ASC 860.

NOTE 11. RENT EXPENSE

In January 2008 the company entered in to a verbal month to month lease agreement for a facility in Dallas, TX at a rate of $1,300 per month. The facility is used as a showroom / office and is approximately 400 square feet. We are currently in dispute with the landlord over our liability for certain operating expenses and other fees. In 2009 and 2008 we have recorded, the total amount of the dispute, $1,250 and $2,033 respectively toward those fees and expenses as part of our rent expense and the amounts owed as part of our current liabilities. We are working to resolve this dispute.

NOTE 12. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Recent Accounting Pronouncements

January 2010, the FASB issued Accounting Standards Update 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash.”  The provisions of the update to Topics 505 Equity and 260 Earnings per Share for distribution of stock when a limitation of total cash that can be received by shareholders. The amendment became effective for interim and annual periods ending after December 15, 2009. The adoption did not have a material impact on the company’s financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-02 “Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary”. The amendment in this update affect accounting and reporting by an entity that has a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments are effective beginning the period that an entity adopts statement 160 and may be retroactive. The Company does not anticipate the adoption of ASU 2010-02 will have an impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-03 “Extractive Activities (Oil and Gas)”. The objective of the amendments included in this Update is to align the oil and gas reserve estimation and disclosure requirements of Extractive Activities—Oil and Gas (Topic 932) with the requirements in the Securities and Exchange Commission's final rule, Modernization of the Oil and Gas Reporting Requirements (the Final Rule). The Final Rule was issued on December 31, 2008. The Company does not anticipate the adoption of ASU 2010-03 will have a material impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-04 “Accounting for Various Topics (Technical Corrections to SEC Paragraphs)”. Certain technical corrections were made to topics relating the Securities and Exchange Commission. The Company does not anticipate the adoption of ASU 2010-04 will have a material impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-05 “Compensation- Stock Compensation (Topic 718) Escrowed share compensation and the Presumption of Compensation”. This ASU EITF codifies Topic D-110, Escrowed Share Arrangements and Presumption of Compensation. It provides SEC Staff view regarding this topic. The Company does not anticipate the adoption of ASU 2010-05 will have a material impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-06 “Fair Value Measurements and Disclosures (Topic 820)”. The ASU amends Subtopic 820-10 that requires new disclosures. It is effective for reporting periods beginning after 12/15/2009. The company has reviewed this ASU and it does not have a material impact on its financial position.

February 2010, the FASB issued an Accounting Standards Update 2010-08 “Technical Corrections to Various Topics”. While this ASU does not fundamentally change U.S. GAAP, it may cause a change in Subtopic application.  The company has reviewed this ASU and it does not have a material impact on its financial position.

February 2010, the FASB issued an Accounting Standards Update 2010-09 “Subsequent Events (Topic 855), Amendments to Certain Recognition and Disclosure Requirements. This Update addresses both the interaction of the requirements of Topic 855, Subsequent Events, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4). The effective date is for interim or annual periods ending after June 15, 2010. The company is reviewing this ASU, but does not anticipate that it will have a material impact on its financial position.

February 2010, the FASB issued an Accounting Standards Update 2010-10 “Consolidation (Topic 810) Amendments for Certain Investment Funds”. This ASU may affect reporting for Companies with interest in entities that have attributes of an investment company.  The company has reviewed this ASU and it does not have a material impact on its financial position.

March 2010, the FASB issued an Accounting Standards Update 2010-11 “Derivatives and Hedging (Topic 815) Scope Exception Related to Embedded Credit Derivatives”. This Update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another. The company does not currently deal in embedded credit derivatives and therefore this ASU has no material impact on its financial position.

April 2010, the FASB issued an Accounting Standards Update 2010-12 “Income Taxes (Topic 740) Accounting for Certain Tax Effects of 2010 Health Care Reform Bill. This Update codifies an SEC Staff Announcement relating to accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. The company has reviewed this ASU and it does not have a material impact on its financial position.

NOTE 14. SUBSEQUENT EVENTS

On February 19, 2010 the Company Filed a Form S1/A Registration Statement under the Securities Act of 1933 with the United States Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read this section in conjunction with our financial statements and the related notes included in this Prospectus.  Some of the information contained in this section or set forth elsewhere in this Prospectus, including information with respect to our plans and strategies for our business, statements regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements contained herein are forward-looking statements.

OVERVIEW/BUSINESS OF ISSUER/ PLAN OF OPERATION

The Global Smoothie Supply, Inc. business model contemplates that the Company will generate revenue from three activities:

1) The sale of smoothie blending equipment
2) The sale of the puree to make the smoothies
3) The sale of parts and service for the smoothie blending equipment

Global Smoothie Supply has worked with Blendtec to develop a turnkey smoothie program designed for the convenience store channel as well as other channels.  Our agreement with Blendtec, among other things, gives GSS the first right to purchase all of Blendtec’s S3 Smoothie Blender production.

The Blendtec S3 Smoothie Machine is a self-serve smoothie machine specially designed for GSS by Blendtec.  The Company couples the S3 Smoothie Machine with other equipment, including an ice machine that mounts to the top of the  Blendtec S3 Machine, a backup water heater, a custom cabinet and a puree cart.   The Company’s contractual arrangement with Blendtec contemplates that the Company will purchase the S3 Smoothie Machine from Blendtec, for resale to purchasing accounts.

GSS purchases the balance of the components directly from its supplier network and the Company currently has no formal contractual arrangements with those suppliers.  The Company purchases proprietary formulas of the purees developed specially for use with the S3 Blender, directly from its supplier network, for resale to purchasing customers.

Additionally, GSS provides for a fee the installation and service for the smoothie machine and related equipment as an ongoing benefit to purchasing customers.

Our practice is to purchase inventory as close to customers’ time of need as possible.  This practice has allowed GSS to carry minimal inventory.

GSS began receiving revenues from this self-serve smoothie program with the sale of puree and machines to Blockbuster in the 4th Quarter of 2008.  These sales came as the result of Blockbuster contacting GSS, in an effort to offer Self-Serve Smoothies through Blockbuster’s new in-store beverage bars in Reno, NV and Plano, TX.  We received purchase orders from Blockbuster and/or its wholesaler, Continental Concession Supply, Inc (“CCSI”) to fill these orders.  There are currently no written agreements covering the Company’s arrangement with Blockbuster.

Blockbuster has purchased 8 S3 self-serve smoothie machines from the Company in conjunction with their internal marketing assessments. These machines continue to operate in these original 8 stores and Blockbuster continues to develop ongoing strategies, which may or may not include the Company’s self-serve smoothie program.

7-Eleven is evaluating 1 machine at its location at N.W. Hwy. and Hillcrest in Dallas, TX.  That evaluation is ongoing.

Scotties Rockwall has purchased the machine and is currently a customer for the GSS self-serve smoothie purees.

These three companies continue to be GSS customers and to purchase GSS puree.

Founded by David C. Tiller, Donald M. Roberts, and Harry B. Ireland, GSS was formed with one goal: to become the dominant provider of fruit puree smoothie systems for the convenience store (“C-store”) and other appropriate channels.  These self-serve systems are installed in turn-key fashion, are self-cleaning, and require minimal attention and maintenance.

The GSS idea is simple: to transform the fruit puree smoothie market by offering consumers a new approach - a “grab-and-go” convenience store alternative.  Therefore, the GSS smoothie machine is initially targeted to the convenience store environment.

Our manufacturer, Blendtec (Div. of K-Tec, Inc.) is a developer of automated dispensing/blending equipment. The self-serve smoothie machine designed for GSS by Blendtec has received Electrical Testing Laboratories (ETL) and National Safety Federation (NSF) certification.

The machine is designed to accommodate easy-to-use modular “bag in box” cased product, the puree. These puree formulations have been developed and co-branded exclusively for GSS and are manufactured on our behalf.

The flavor line has the capacity for future expansion and modification, with an initial menu that includes eleven fruit-based choices and one coffee-based offering.  GSS will promote, install, and maintain the machines using a nationwide sales force and a network of trained service technicians.

Management believes that an expansion strategy focusing on C-stores and other approved channels would provide a great degree of quality and add significant scale to our business model,.  We intend to follow a strategy of expanding store locations in existing markets.  We will grow our concept and brand through several channels, including C-stores and other retail channels.

RESULTS OF OPERATIONS FOR THE PERIOD ENDED DECEMBER 31, 2009

The Company continued sales operations of its fruit puree smoothie system in 2009 with the sale puree, a GSS Self-Serve Smoothie machine, parts and repair to no GSS Self-Service Smoothie Machines.  Revenue for puree sales was $24,397; machine sales $15,000, service revenue of $950, parts revenue of $693, and shipping revenue of $455.

The Cost of Goods Sold (COGS) was $31,523 and the Company had a gross margin of $9,973.  Additionally the Company had expenses of $704, 568 including expense related to forfeitable stock grants $568,750, depreciation of $980 on the purchase of $1,437 of furniture and equipment.

Total interest and depreciation were $4,401 and total expenses, depreciation and taxes were $707,989.  Net loss for the period was ($698,016).

At the end of the year we had $126,549 in current assets made up of $106,537 in cash, and $162 in Accounts Receivable, $9,303 in Inventory Assets, and $10,547 in prepaid insurance.

We had $2,188 in net fixed assets for $128,737 in total assets.

Accounts payable balance was $17,163.  The Board of Directors approved a stock grant to Messrs.  Kline and Gohsman in 2008 of $8,000 to be paid at some future date and is shown as a payroll liability.  A liability of $9,600 was recorded in 2008 for future warranty work in accordance with our warranty policy.  Some of our transactions require us to collect and remit sales and use taxes to the appropriate state taxing authorities.  As of the end of the year we held $1,263 in taxes collected but not yet remitted to the appropriate taxing authority.  Total Liabilities were $36,025.

Total Stockholder’s equity was $87,212 including ($699,023) of retained earnings and $791,735 in capital contribution .  The board awarded a restricted grant of 26,000,000  shares to Messrs. Tiller, Roberts, Ireland, and Gohsman, and additional 1,456,604 shares were sold to non founders for a value of $218,490.

Net Cash Flow for the year was $92,448. Net cash provided by operating activities was $(123,985) and investing use of funds was ($1,437).  Capital contribution from the sale of stock was $218,490. Accounts payable to related parties was $(620), creating a $92,448 increase in cash.

In 2007, the Company had a net cash flow of $6,461.

RESULTS OF OPERATIONS FOR THE 3 MONTHS ENDED MARCH 31, 2010

The Company has limited revenue and significant expenses.

Puree sales were $4,385, COGS $3,034 and Gross Margin was $1,351.  During this time period the Company spent $32,895 in administrative and business development expense.  Payroll expenses were $243,750 for a restricted stock grant given to Tiller, Roberts, Ireland and Gohsman. Total expense was $276,645.  The Company had a net loss of ($275,294).

At the end of the period, we had $121,264 in current assets made up of $100,985 in cash, $1,895 in Accounts Receivable, $9,302 in inventory, $7,582 prepaid insurance, and $1, 500 in travel advances.

We had $1,969 in net fixed assets for $123,234 in total assets.

Accounts payable balance was $18,966.  $8,000 remained to be paid at some future date for a bonus authorized by the Board of Directors from a previous period and is shown as a payroll liability.  A liability of $9,600 remains for future warranty work in accordance with our warranty policy.  Some of our transactions require us to collect and remit sales and use taxes to the appropriate state taxing authorities.  As of the end of the period, we had remitted all funds due to the appropriate taxing authorities.  Total Liabilities were $36,566.

Stockholders Equity was $1,060,985.  The Board of Directors initiated a limited sale of stock in the Company during the period and sold 170,000 shares for $25,500. The restricted stock grant to Tiller, Roberts Ireland, Gohsman increased paid in capital by $243,750. This combined with the ($275,294) loss for the period, and combined with the ($785,691) retained earnings equaled our Stockholders Equity.

By converting Accounts Receivable to cash, and limiting our use of cash in Accounts Payable, and using the stock compensation vesting in lieu of spending cash, we used ($31,052) in cash. Our financing activities provided $25,500 in stock sales however we had a net decrease in cash of $5,552.  This combined with our previous cash balance allowed us to end the period to with $100,984.

LIQUIDITY

We have cash assets at March, 2010, of $100,984.  We will be reliant upon private placements or public offerings of equity to fund any kind of operations.  We have secured no sources of loans. We had cash flow during the period ended March 31, 2010 of ($5,552) and revenue of $4,385.

In order for the Company to achieve its 1st year goals, we believe the following key activities will need to be accomplished and, as this is a “Best Efforts” offering, we have built our “Use of Net Proceeds” based on the following Net funding levels:

	At 25% Maximum Offering	At 50% Maximum Offering	At 75% Maximum Offering	At the Maximum Offering
Compensation	518,294	1,151,588	1,671,538	1,784,625
Total G & A Compensation	518,294	1,151,588	1,671,538	1,784,625

Legal / Professional Expense	76,656	213,613	350,569	589,700
Insurance	50,000	50,000	50,000	75,000
Travel & Entertainment Expense	70,000	125,000	200,000	450,000

Rent and Utilities	50,000	50,000	75,000	100,000
Office Expenses	12,500	25,000	37,500	50,000
Training Expense	30,000	60,000	90,000	120,000

Total General & Administration	289,156	523,613	803,069	1,384,700

Sales & Marketing Expense	145,000	290,000	435,000	580,000

Plant and Equipment
Furniture and Fixtures	30,000	60,000	90,000	120,000
Marketing & Training Center	-	-	30,000	40,000
Machines	145,250	290,500	435,750	726,250
Shipping & Installation	5,000	10,000	15,000	25,000
Other	10,000	20,000	68,344	91,125
Plant and Equipment	190,250	380,500	639,094	1,002,375
Data systems	47,000	94,000	141,000	188,000
Capital Expenditures	237,250	474,500	780,094	1,190,375

Total Startup Capital Needs	1,189,700	2,439,700	3,689,700	4,939,700

Without realizing the offering proceeds, the Company will not be able to continue with planned operations and implement its business plan.

The offering scenarios presented are for illustrative purposes only and the actual amount of proceeds, if any, may differ.

Because there is no minimum number of shares that must be sold in the offering, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We intend to use the proceeds to improve our capital position, to fund our business plan, and to retain the remainder of any proceeds for general corporate purposes. We believe a strengthened capital position will provide us with the flexibility to address market conditions. Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and other factors.

While some of the Sales and Marketing Activity began in 4th Quarter, 2008, on day one of funding we hope to increase our efforts against achieving the Company’s 1st year goals.  Securing office space, staged machine purchases and staged staffing will begin immediately.  These activities and the balance of the above activities will be ongoing and will enable GSS to make the sales calls necessary to penetrate its key markets.  Receiving any level that is less than the maximum will require the Company to set less aggressive 1st year goals.

SHORT TERM

On a short-term basis, we have generated revenues.  However, we will have insufficient revenue to satisfy current and recurring liabilities as we continue to build the business.  For short term needs we will be dependent on receipt, if any, of public offering or private placement proceeds.

Our assets consist of a checking account with a balance of $100,985, as of March 31, 2010, with total current assets of $121,264 including active inventory and prepaid expenses.

Our total liabilities were $36,566 at March 31, 2010.  Subsequently, we are incurring significant liabilities in connection with our registration statement on Form S-1.

The following table sets forth an estimate of the costs and expenses payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee	$308
Blue Sky Expense	3,000
Legal fees and expenses	45,000
Accountants’ fees and expenses	7,000
Printing expenses	5,000
Total	$60,308

All amounts except the SEC registration fee are estimated.  All of the expenses set forth above are being paid by the Company.

CAPITAL RESOURCES

We have only Common Stock as our capital resource.

As we continue to build markets for GSS products and programs, substantial capital will be needed to pay for sales and marketing, website development, development of a service network, equipment and product, plus usual start up and normal operating costs.

NEED FOR ADDITIONAL FINANCING

We do not have capital sufficient to meet our expected cash requirements; therefore, we will have to seek loans or equity placements.

No commitments to provide additional funds have been made by our management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow it to cover our expenses as they may be incurred.

We will need additional capital to support our proposed future development.  We have minimal revenues.  We have no committed source for additional funding.  No representation is made that any funds will be available when needed.  In the event funds cannot be raised when needed, we may not be able to carry out our business plan, may never achieve sales or income, and could fail in business as a result of these uncertainties.

For total start-up capital needs, we have budgeted $5,000,000 for our first 12 months of operations to build the requisite infrastructure to support our initial sales goals.  The funds allocated are intended to be used for the daily operation of the business, such as legal expenses, insurance, travel and entertainment, rent, office and training expenses.

LIMITED FINANCING

We may borrow money to finance our future operations.  Any such borrowing will increase the risk of loss to the investor in the event we are unsuccessful in repaying such loans.

We may issue additional shares to finance our future operations, although the Company does not currently contemplate doing so.  Any such issuance will reduce the control of previous investors and may result in substantial additional dilution to investors purchasing shares from this offering.

OFF-BALANCE SHEET ARRANGEMENTS

The Company maintains no off-balance sheet arrangements.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of its assets and the liquidation of its liabilities in the normal course of business.  However, the Company has generated minimal revenues, has accumulated a deficit of ($974,317) to date, and currently lacks the capital to pursue its business plan.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

We do not have any debt or long-term commitments.  We need to raise approximately $5,000,000 to execute our initial sales goals.  We continue to seek financing, but there are no guarantees that we will be able to do so.

In the month of November, 2008, Blockbuster Video announced the placement of the GSS Self-Serve Smoothie Program into new Blockbuster Media locations throughout the Reno, Nevada, area.  However, this does not guarantee this chain will purchase or participate in the future.

RESEARCH AND DEVELOPMENT

Our Research & Development has been conducted with participation by the Company, Management at 7-Eleven, Inc, K-Tec, Inc. (Blendtec,) and others to assure our product offerings align most closely with the requirements of 7-Eleven and the needs of our initial target convenience store market.  However, this does not guarantee this chain will purchase the Company’s programs or products or participate in the future. GSS entered into a testing agreement with 7-Eleven dated August 10, 2009, which is now expired. However, the parties have agreed verbally to extend the terms of the agreement indefinitely. We expect the testing to be completed by the end of the third quarter of 2010.

At this time we know of no specific events or uncertainties that would materially impact our current business plan

In the 3 months period ending 3/31/2010, the Company did not sell any additional machines; however the Company did sell $4,385 of puree to various customers providing $1,351 of Gross Margin.  During this time period the Company spent $32,676 in administrative and business development expense, $243,750 in payroll expenses.  Interest Expense (Factor Fees) was $0, and $219 in depreciation for a total expense of $276,645.The Company had a net loss of ($275,294).

For the period ending 12/31/2009, the Company had puree sales $24,397, Machine sales of $15,000, Service Revenue of $950, parts sales of $693 and transportation revenue of $455.  Gross Margin was $9,973, total expenses were $707,989 and the Company had a net loss of ($698,016).

The Company has had limited operations over the past years and has not seen a significant impact from inflation and changing prices.  However, one can only assume as the Company grows it would need to make necessary adjustments to higher prices and future market conditions, as would all of its competitors to stay competitive in the market place.

CRITICAL ACCOUNTING POLICIES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

We recognize revenue at the time the products are shipped to customers or third parties.  We perform services under service contracts, revenue is recognized upon the completion of the services on specified machines. We follow ASC 605, “Revenue Recognition. ASC 605 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. Our product costs include amounts for shipping and handling, therefore, we charge our customers shipping and handling fees at the time the products are shipped or when services are performed. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and our policy is to classify them as shipping expenses. The cost of shipping products to the customer is classified as shipping expense. Shipping expense is included in the Cost of Goods. In 2009 we INCURRED $1,830 of shipping costs as a part of our total Cost of Goods.

ASC 605 addresses certain criteria for revenue recognition. ASC 605 outlines the criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Our revenue recognition policies comply with the guidance contained in ASC 605.

INVENTORIES

Inventories are stated at the lower of cost or market value. Cost for inventory is based on an average cost method. Reserves for excess and obsolete inventories are based on an assessment of slow-moving and obsolete inventories, determined by historical usage and demand.  As of 3/31/2010 and 12/31/2009 the Company held in inventory $9,302 and $9,303, respectively.

DEPRECIATION

Depreciation used is double declining balance, 5 yrs depreciation, ½ yr in year of acquisition, salvage value is none.

DIVIDENDS

The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid.

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

We recognize revenue at the time the products are shipped to customers or third parties. In the future, we expect to perform services under service contracts revenue will be recognized upon the completion of the services on specified machines. We follow ASC 605, “Revenue Recognition. ASC 605 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. Our product costs include amounts for shipping and handling, therefore, we charge our customers shipping and handling fees at the time the products are shipped or when services are performed. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and our policy is to classify them as shipping expenses. The cost of shipping products to the customer is classified as shipping expense.

ASC 605 addresses certain criteria for revenue recognition. ASC 605 outlines the criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Our revenue recognition policies comply with the guidance contained in ASC 605.

WARRANTY COSTS

The Company's financial statements reflect accruals for potential warranty claims based on the Company's best estimation.  Estimated product warranty costs are accrued at the time products are sold.  At the current time, we provide a 3-year limited warranty on the machines we sell.  Our manufacture has taken the position of warranting the machines for the 1st year and Global Smoothie Supply covers the warranty for the 2nd and 3rd years.

Accordingly, we have reserved amounts for those potential warranty claims.  As of 9/30/2009 and 12/31/2008, those amounts stood at $9,600 and $9,600 respectively.  To date, no warranty claims have been made against these amounts.

The need for additional reserves is not known at this time.  We do not have sufficient historical knowledge as to determine whether our estimates are correct.  As we develop additional experience, our liability may change and these reserves may be adjusted to meet the additional warranty costs.

INCOME TAXES

At December 31, 2009, the Company had net operating loss of ($698,016).

NEW ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements

January 2010, the FASB issued Accounting Standards Update 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash.”  The provisions of the update to Topics 505 Equity and 260 Earnings per Share for distribution of stock when a limitation of total cash that can be received by shareholders. The amendment became effective for interim and annual periods ending after December 15, 2009. The adoption did not have a material impact on the company’s financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-02 “Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary”. The amendment in this update affect accounting and reporting by an entity that has a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments are effective beginning the period that an entity adopts statement 160 and may be retroactive. The Company does not anticipate the adoption of ASU 2010-02 will have an impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-04 “Accounting for Various Topics (Technical Corrections to SEC Paragraphs)”. Certain technical corrections were made to topics relating the Securities and Exchange Commission. The Company does not anticipate the adoption of ASU 2010-04 will have a material impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-05 “Compensation- Stock Compensation (Topic 718) Escrowed share compensation and the Presumption of Compensation”. This ASU EITF codifies Topic D-110, Escrowed Share Arrangements and Presumption of Compensation. It provides SEC Staff view regarding this topic. The Company does not anticipate the adoption of ASU 2010-05 will have a material impact on its financial position.

January 2010, the FASB issued an Accounting Standards Update 2010-06 “Fair Value Measurements and Disclosures (Topic 820)”. The ASU amends Subtopic 820-10 that requires new disclosures. It is effective for reporting periods beginning after 12/15/2009. The company has reviewed this ASU and it does not have a material impact on its financial position.

February 2010, the FASB issued an Accounting Standards Update 2010-08 “Technical Corrections to Various Topics”. While this ASU does not fundamentally change U.S. GAAP, it may cause a change in Subtopic application.  The company has reviewed this ASU and it does not have a material impact on its financial position.

February 2010, the FASB issued an Accounting Standards Update 2010-09 “Subsequent Events (Topic 855), Amendments to Certain Recognition and Disclosure Requirements. This Update addresses both the interaction of the requirements of Topic 855, Subsequent Events, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4). The effective date is for interim or annual periods ending after June 15, 2010. The company is reviewing this ASU, but does not anticipate that it will have a material impact on its financial position.

March 2010, the FASB issued an Accounting Standards Update 2010-11 “Derivatives and Hedging (Topic 815) Scope Exception Related to Embedded Credit Derivatives”. This Update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another. The company does not currently deal in embedded credit derivatives and therefore this ASU has no impact on its financial position.

April 2010, the FASB issued an Accounting Standards Update 2010-12 “Income Taxes (Topic 740) Accounting for Certain Tax Effects of 2010 Health Care Reform Bill. This Update codifies an SEC Staff Announcement relating to accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. The company has reviewed this ASU and it does not have a material impact on its financial position.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

OFFICERS AND KEY PERSONNEL OF THE COMPANY

The address of each executive officer and director is c/o:

Global Smoothie Supply, Inc.
4428 University Blvd.
Dallas, TX 75205

David C. Tiller - Founder, Chairman and CEO (Director, Age: 71)
A graduate of the University of Texas at Austin and former U.S. Army Captain, Mr. Tiller has held key staff positions in both the Texas Governor’s office and the United States Senate.  He then served as VP for Administration and Corporate Communications for both Wylain Corporation (NYSE) and Sunshine Mining Company (NYSE) from 1976 through 1982.   In these positions his duties included marketing, advertising, public and investor relations.  From 1995 until 2005, together with business partner Don Roberts, Mr. Tiller developed The Workout Warehouse, an on-line sports nutrition store for the US health club industry.

In 2005, with his partners Don Roberts and Harry Ireland, David Tiller began developing the Global Smoothie Supply Self-Serve Smoothie program.

Donald M. Roberts - Founder, Vice-Chairman, Chief Financial Officer and Treasurer (Director, Age: 59)
   As a business analyst at Hewlett-Packard and ExxonMobil, Mr. Roberts has designed, supervised, and implemented numerous unit- and enterprise-wide projects in Accounts Receivables/Payables, Banking/Finance, Tax/Tax Audit, Wholesale Marketing/Manufacturing, Supply Chain/ Distribution and Logistics.  From 1995 until 2005, together with business partner David Tiller, Mr. Roberts developed The Workout Warehouse, an on-line sports nutrition stores for the US health club industry.

   In 2005, with his partners David Tiller and Harry Ireland, Don Roberts began developing the Global Smoothie Supply Self-Serve Smoothie program.

Harry B. Ireland - Founder, Vice-Chairman, Chief Legal Officer, and Secretary (Director, Age: 71)
Since 1990, Mr. Ireland has engaged in the private practice of law. Mr. Ireland served in various capacities with Sunshine Mining Company, an NYSE registered company, as Vice President and General Counsel and as Managing Director of its international operations based in London from 1979 until 1989. Mr. Ireland was vice President and General Counsel of Cook International, Inc., an AMEX registered ‘Fortune 100 Company’ from 1968 until 1978.

In 2005, with his partners Don Roberts and David Tiller, he began developing the Global Smoothie Supply Self-Serve Smoothie program.  He serves as Vice Chairman, Chief Legal Officer and Secretary.

John W. Gohsman President and COO (Director, Age: 51)
From 2007 to present, Mr. Gohsman has been employed by Global Smoothie Supply, Inc. in his current position.  Prior to his service with Global Smoothie Supply, Inc., Mr. Gohsman was employed by Cadbury Schweppes Americas Beverages from 1988-2007. Mr. Gohsman served as Vice President of Commercial Integration for Cadbury Schweppes Americas Beverages from 2006 to 2007.  For the years of 2001-2006 Mr. Gohsman served as Vice President and General Manager of The Slush Puppie Frozen Drink Division, an independent operating unit of the Dr Pepper/Seven Up Company within Cadbury Schweppes Americas Beverages.  In 2006, he led the divestiture of Slush Puppie Brands. Other significant positions that Mr. Gohsman held with Cadbury Schweppes Americas Beverages included; Division Sales Manager, from 1995 to 1996, and Vice President, Franchise, from 1996 to 2001.

Jim Kline Controller (Age: 52)
Mr. Kline served as Category Business Manger with 7-Eleven (2003-2006), Director of Operations Planning with SourceCorp (2006-2007,) Manager of Pricing and Inventory with NBC (2007-2008,) and a financial consultant (2008-2009.)  Mr. Kline has been associated with Global Smoothie Supply in a financial planning and Controller role since 2007.  His professional affiliations include the Institute of Management Accountants and the Financial Executive Network Group.

DIRECTORS OF THE COMPANY

Number of Directors: 4

Directors are elected annually and all have been in office since February, 2005, except Mr. Gohsman, who has served as a director since 2009.

David C. Tiller, 71 years, Chairman of the Board and CEO, has served as a director since February 17, 2005, and continues until his replacement is elected and his directorship is subject to no understanding, written or unwritten.

Donald M. Roberts, 59 years, director and CFO, has served as director since February 17, 2005, and continues until his replacement is elected and his directorship is subject to no understanding, written or unwritten.

Harry B. Ireland, 71 years, director and CLO, has served as director since February 17, 2005, and continues until his replacement is elected and his directorship is subject to no understanding, written or unwritten.

John W. Gohsman, 51 years, director, President and COO, has served as director since January 2, 2009, and continues until his replacement is elected and his directorship is subject to no understanding, written or unwritten.

List of Outside/Independent Directors

None

Have any of the Officers or Directors ever worked for or managed a company in the same business as the Company?

Yes (See Messrs. Gohsman and Kline, above)

If any of the Officers, Directors or other key personnel have ever worked for or managed a company in the same business or industry as the Company or in a related business or industry, describe what precautions, if any, (including the obtaining of releases or consents from prior employers) have been taken to preclude claims by prior employers for conversion or theft of trade secrets, know-how or other proprietary information.

No action has been taken in this regard.

If the Company has never conducted operations or is otherwise in the development stage, indicate whether any of the Officers or Directors has ever managed any other company in the start-up or development stage and describe the circumstances, including relevant dates.

David Tiller, together with business partner Don Roberts, developed The Workout Warehouse, one of the first on-line sports nutrition stores for the US health club industry.  By the time they sold the company in 2004, over 600 health club facilities and related websites used this service - a figure representing an opt-in database of over one million consumers worldwide.

If any of the Company's key personnel are not employees but are consultants or other independent contractors, state the details of their engagement by the Company.

Kevin Cooper - Senior Industry Consultant to GSS
From 2004 to 2006, Mr. Cooper was the 7-Eleven National Category Manager for Slurpee® and Fountain Beverages, where his duties covered the procurement, merchandising, and marketing of Slurpee® and Big Gulp® beverage brands for 7-Eleven’s 5,800 U.S. locations.  Some of his major responsibilities included:

•	sourcing and distribution of all beverage supplies and dispensing equipment;
•	negotiating national supply agreements;
•	leading innovation meetings with key vendors, including Hershey’s, Kraft, and Pepsi;
•	developing pricing strategy, consistently achieving category budget goals; and
•	coordinating all advertising initiatives, including media planning efforts for Slurpee.com.

Mr. Cooper has negotiated sponsorship and beverage partnerships with major companies such as Apple, AOL, Nintendo, LucasFilms, Warner Brothers, and Disney.

From 2001 to 2004, he served as National Category Manager for Retail Services.  On his watch, retail sales revenue surpassed $351 million, becoming the fastest growing retail category within 7-Eleven stores from 2001 to 2003.  He envisioned and implemented the company’s successful addition of the first national private-brand MVNO prepaid wireless program, 7-Eleven Speak Out Wireless.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of change of ownership of our Common Stock.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied with in a timely fashion.

EXECUTIVE  COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)	NonEquity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David C. Tiller, CEO	2008	0	0	0	0	0	0	0	0
	2009	0	0	1,912,500	0	0	0	0	1,912,500
Donald M. Roberts, CFO	2008	0	0	0	0	0	0	0	0
	2009	0	0	937,500	0	0	0	0	937,500
Harry B. Ireland, CLO	2008	0	0	0	0	0	0	0	0
	2009	0	0	900,000	0	0	0	0	900,000
John W. Gohsman, COO	2008	0	0	0	0	0	0	0	0
	2009	0	0	150,000	0	0	0	0	150,000

1.	These awards were granted as of the 1st day of June 2009, subject to the terms of the Company’s Restricted Stock Plan (the “Plan”). The restrictions placed on the shares lapse as follows:

a.	Restrictions on 1/3 of the shares shall expire on the 2nd anniversary of the date of grant;
b.	Restrictions on 1/3 of the shares shall expire on the 3rd anniversary of the date of grant; and
c.	Restrictions on the remaining shares shall expire on the 4th anniversary of the date of grant.

2.	The Company has the right to deduct from all payments, any taxes required by law to be withheld.

3.
Subject to the terms of the Plan and the agreement evidencing each grant, the shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, or disposed of other than by will or by the laws of descent and distribution, until all restrictions on the shares have lapsed.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers other than as described herein.

Outstanding Equity Awards at Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David C. Tiller, CEO	0	0	0	0	0	12,750,000	1,912,500	12,750,000	1,912,500
Donald M. Roberts, CFO	0	0	0	0	0	6,250,000	937,500	6,250,000	937,500
Harry B. Ireland, CLO	0	0	0	0	0	6,000,000	900,000	6,000,000	900,000
John W. Gohsman, COO	0	0	0	0	0	1,000,000	150,000	1,000,000	150,000

RESTRICTED STOCK PLAN

Global Smoothie Supply, Inc. adopted the Plan to enable the Company to retain and motivate key employees and consultants who have or will provide valuable service to the Company.

DIRECTORS’ COMPENSATION

  For the fiscal year ended December 31, 2009, the Company’s directors received no compensation for their services as directors. GSS has not established any standard arrangements pursuant to which directors have been compensated for their services, although all directors are reimbursed for out-of-pocket expenses, including those incurred in connection with attendance at Board of Directors meetings.  GSS may establish a compensation plan for its directors in the future.

EMPLOYMENT CONTRACTS

David C. Tiller, Donald M. Roberts, Harry B. Ireland and John W. Gohsman have employment agreements which become effective upon the Company’s receipt of funding of not less than $1 million.  The following is a description of the material terms of these agreements.

GLOBAL SMOOTHIE SUPPLY, INC
Employment Agreement

This Employment Agreement ("Agreement") is made and entered into by and between David C. Tiller ("TILLER") and Global Smoothie Supply, Inc. ("GSS"), collectively "the parties."  The effective date of this Agreement is upon receipt of funding by GSS in an amount of not less than $1,000,000 in the aggregate (the "Effective Date").

l. Position: During the term of this Agreement, TILLER shall be employed by GSS as its Chief Executive Officer and shall be elected a director of GSS’ Board of Directors (the "Board").

2. Term:

(a) GSS’ Commitment to TILLER: The initial term shall commence on the Effective Date and continue until October 30, 2014.

(b) TILLER's Commitment to GSS: TILLER commits to work for GSS during the initial term (i.e., from the Effective Date through October 15, 2014).

3. Annual Salary: TILLER's annual salary shall be One Hundred Fifty Thousand Dollars ($150,000.00), paid prorata in approximately equal amounts on the first and fifteenth day of each calendar month, commencing on the Effective Date.  Such salary may be increased in the discretion of the Board, but cannot be reduced.

      4. Bonuses:

(a) Commencing with the bonus period that ends on December 31, 2009, TILLER shall be eligible to receive an annual performance bonus. The Board shall have discretion to award such bonus to TILLER, as it may deem appropriate.

GLOBAL SMOOTHIE SUPPLY, INC
Employment Agreement

This Employment Agreement ("Agreement") is made and entered into by and between Donald M. Roberts ("ROBERTS") and The Global Smoothie Supply, Inc. ("GSS"), collectively "the parties."  The effective date of this Agreement is upon receipt of funding by GSS in an amount of not less than $1,000,000 in the aggregate (the "Effective Date").

l. Position: During the term of this Agreement, ROBERTS shall be employed by GSS as its Chief Financial Officer and shall be elected a director of GSS’ Board of Directors (the "Board").

2. Term:

(a) GSS’ Commitment to ROBERTS: The initial term shall commence on the Effective Date and continue until October 30, 2014.

(b) ROBERTS' Commitment to GSS: ROBERTS commits to work for GSS during the initial term (i.e., from the Effective Date through October 15, 2014).

3. Annual Salary: Roberts' annual salary shall be One Hundred Fifty Thousand Dollars ($150,000.00), paid prorata in approximately equal amounts on the first and fifteenth day of each calendar month, commencing on the Effective Date.  Such salary may be increased in the discretion of the Board, but cannot be reduced.

    4. Bonuses:

(a) Commencing with the bonus period that ends on December 31, 2009, ROBERTS shall be eligible to receive an annual performance bonus. The Board shall have discretion to award such bonus to ROBERTS, as it may deem appropriate.

GLOBAL SMOOTHIE SUPPLY, INC
Employment Agreement

This Employment Agreement ("Agreement") is made and entered into by and between Harry B. Ireland ("IRELAND") and Global Smoothie Supply, Inc. ("GSS"), collectively "the parties."  The effective date of this Agreement is upon receipt of funding by GSS in an amount of not less than $1,000,000 in the aggregate (the "Effective Date").

l. Position: During the term of this Agreement, IRELAND shall be employed by GSS as its Chief Legal Officer and shall be elected a director of GSS’ Board of Directors (the "Board").

2. Term:

(a) GSS’ Commitment to IRELAND: The initial term shall commence on the Effective Date and continue until October 30, 2014.

(b) IRELAND's Commitment to GSS: IRELAND commits to work for GSS during the initial term (i.e., from the Effective Date through October 15, 2014).

3. Annual Salary: IRELAND' annual salary shall be One Hundred Fifty Thousand Dollars ($150,000.00), paid prorata in approximately equal amounts on the first and fifteenth day of each calendar month, commencing on the Effective Date.  Such salary may be increased in the discretion of the Board, but cannot be reduced.

    4. Bonuses:

(a) Commencing with the bonus period that ends on December 31, 2009, IRELAND shall be eligible to receive an annual performance bonus. The Board shall have discretion to award such bonus to IRELAND, as it may deem appropriate.

GLOBAL SMOOTHIE SUPPLY, INC
Employment Agreement

This Employment Agreement ("Agreement") is made and entered into by and between John W. Gohsman ("GOHSMAN") and Global Smoothie Supply, Inc. ("GSS"), collectively "the parties."  The effective date of this Agreement is upon receipt of funding by GSS in an amount of not less than $1,000,000 in the aggregate (the "Effective Date").

l. Position: During the term of this Agreement, GOHSMAN shall be employed by GSS as its President and shall be elected a director of GSS’ Board of Directors (the "Board").

2. Term:

(a) GSS’ Commitment to GOHSMAN: The initial term shall commence on the Effective Date and continue until October 30, 2014.

(b) GOHSMAN's Commitment to GSS: GOHSMAN commits to work for GSS during the initial term (i.e., from the Effective Date through October 15, 2014).

3. Annual Salary: GOHSMAN's annual salary shall be Two Hundred Twenty-Five Thousand Dollars ($225,000.00), paid prorata in approximately equal amounts on the first and fifteenth day of each calendar month, commencing on the Effective Date.  Such salary may be increased in the discretion of the Board, but cannot be reduced.

    4. Bonuses:

(a) Commencing with the bonus period that ends on December 31, 2009, GOHSMAN shall be eligible to receive an annual performance bonus. The Board shall have discretion to award such bonus to GOHSMAN, as it may deem appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The officers and directors currently own 76,000,000 shares of Common Stock.  The table also reflects what the percentage of ownership will be assuming completion of the sale of all shares in this offering, which we cannot guarantee.  The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

	Percent of	Number of
	Voting	Common
Beneficial Owner Officer/Directors (1)	Shares Owned (2)	Shares Owned (3)
David C. Tiller – Chief Executive Officer	39.2%	38,250,000
Donald M. Roberts – Chief Strategy Officer	19.2%	18,750,000
Harry B. Ireland – Chief Legal Officer	18.4%	18,000,000
John W. Gohsman – Chief Operating Officer	1.0%	1,000,000

Total Shares Outstanding	97,626,604
Total Shares Authorized	100,000,000
Total Shares Owned by Officers and Directors as a Group (4 persons)	76,000,000

The address of each executive officer and director is c/o the Company.

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security.)
(2) Assumes the sale of the maximum amount of this offering (the Company shares of Common Stock) by the Company.

(3) The aggregate amount of shares to be issued by the Company and outstanding after the offering is 97,626,604.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2009, there have been no transactions, and there are no currently proposed transactions, in which GSS was or is to be a participant with any related person to GSS or in which any related person had or will have a direct or indirect material interest.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the Corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Texas.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1, of which this Prospectus is a part, with the U.S. Securities and Exchange Commission.  Upon completion of the registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q, and 8-K, proxy statements, under Section 14 of the Exchange Act and other information with the Commission.  Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street NE, Washington, D.C. 20549.  Copies of all materials may be obtained from the Public Reference Section of the Commission’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee	$308
Blue Sky Expense	3,000
Legal fees and expenses	45,000
Accountants’ fees and expenses	7,000
Printing expenses	5,000
Total	$60,308

All amounts except the SEC registration fee are estimated.  All of the expenses set forth above are being paid by us.

ITEM14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 4 of the Articles of Incorporation (as amended) addresses indemnification of Directors and Officers and provides for the following:

“No director of the corporation will be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except as provided by the Code; and, the corporation will indemnify its directors and officers to the fullest extent permitted by the Code and may, of and to the extent authorized by the board of directors, indemnify any other person whom it has the power to indemnify against liability, reasonable expense, or any other matter whatever; and, the corporation may at the discretion of the board of directors purchase and maintain insurance on behalf of the corporation and any person whom it has the power to indemnify pursuant to law, the certificate of formation, or these bylaws, or otherwise.”

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

From March 1, 2009 to February 9, 2010 the Company, utilizing the exemption afforded by Regulation D, accepted subscriptions from 57 individual investors, 31 of whom are accredited, under a private placement offering of Company common stock.  In connection with such subscriptions, the Company issued to such investors an aggregate 1,626,604 shares of Company common stock, for aggregate consideration of $243,990.60.

The private offering, conducted from March 1, 2009 to February 9, 2010, did overlap the initial S-1 filing, which remained on file from July 14, 2009 until its withdrawal September 8, 2009.

The Company notes the following, in respect of the private offering:

•
All of the investors in the private offering were “friends and family,” and had followed the company for years.  All of the investors in the private offering had a substantive, pre-existing relationship with the Company and its executives -- outside of the public offering effort.

•
During the course of the private offering, the investors were not solicited by means of the registration statement, nor were the investors solicited through some other means that would constitute a general solicitation.

•	None of the investors independently contacted the Company as a result of the registration statement.

(See table in section titled “SELLING SHAREHOLDERS”)

ITEM 16. EXHIBITS

The following exhibits are included with this registration statement:
Exhibit Number	Name/Identification of Exhibit
3.1	Articles of Incorporation, as amended *
3.2	Bylaws*
3.3	Amended and Restated Certificate of Formation
5.1	Opinion of Novi & Wilkin, Esq. Attorneys at Law *
10.1	Blendtec Agreement *
10.2	Blendtec First Rights Agreement *
10.3	Convenience Store Decisions Report *
10.4	7-Eleven Store Test Agreement *
10.5	Tiller Employment Agreement *
10.6	Ireland Employment Agreement *
10.7	Roberts Employment Agreement *
10.8	Gohsman Employment Agreement *
10.9	Cooper Consulting Agreement *
10.10	Foodprocessing.com Article *
10.11	Restricted Stock Plan *
10.12	Subscription Agreement (Sample) *
10.13	ETL Listing *
10.14	NSF Listing *
23.1	Consent of Independent Auditor
23.2	Consent of Counsel (See Exhibit 5.1) *

* Filed with the Form S-1 on June 9, 2010.

ITEM 17. UNDERTAKINGS

 The undersigned Registrant hereby undertakes:

(1)  To File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)  That, for the purpose of determining liability under the Securities Act to any purchaser:

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of the Articles of Incorporation and By-Laws of the Corporation, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on July 22, 2010

Global Smoothie Supply, Inc.
(Registrant)

By: /s/ David C. Tiller
David C. Tiller
Chairman and CEO

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Tiller David C. Tiller	Chairman and CEO, Director (principal executive officer)	July 22, 2010
/s/ Donald M. Roberts Donald M. Roberts	Vice-Chairman, CFO and Treasurer, Director (principal financial officer)	July 22, 2010
/s/ Harry B. Ireland Harry B. Ireland	Vice-Chairman, CLO and Secretary, Director (principal legal officer)	July 22, 2010
/s/ John W. Gohsman John W. Gohsman	President and COO, Director (principal operating officer)	July 22, 2010
/s/James N. Kline James N. Kline	Controller (principal accounting officer)	July 22, 2010